SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material under Rule 14a-12

EnPro Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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EnPro Industries, Inc.
2019 Annual Meeting

Engineered for Performance

Proxy Statement and
Notice of 2019 Annual Meeting
of Shareholders

i

Annual Meeting of Shareholders
The 2019 Annual Meeting of Shareholders of EnPro Industries, Inc. will be held at:
Charlotte Marriott City Center 100 West Trade Street, Charlotte, North Carolina 28202
Monday, April 29, 2019 at 5:00 p.m.

Proxy voting options

Your vote is important!

Whether or not you expect to attend our shareholder’s meeting, we urge you to vote your shares. You may vote by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card or voting instruction form at your earliest convenience. Your prompt vote will ensure the presence of a quorum at the meeting and will save us the expense and extra work of additional solicitation. If you vote now and later decide to change your vote or to vote your shares at the meeting, you may do so by following instructions found elsewhere in this proxy statement. Your vote by proxy is revocable at your option any time prior to the meeting.

The fastest and most convenient way to vote your shares is by the Internet or telephone, using the instructions on this page. Internet and telephone votes are immediately confirmed and tabulated, and reduce postage and proxy tabulation costs.

If you prefer to vote by mail, please return the enclosed proxy card or voting instruction form in the addressed, prepaid envelope we have provided. Do not return the paper ballot if you vote via the Internet or by telephone.

Vote by Internet

www.proxyvote.com
Internet voting is available 24 hours a day, 7 days a week.
Instructions:

1.Read our Proxy Statement.

2.Go to the following website: www.proxyvote.com

3.Have your proxy card or voting instruction form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. Our annual report, Proxy Statement, and other correspondence will be delivered to you via e-mail if you elect this option.

Vote by telephone

1-800-690-6903 via touch tone phone
Telephonic voting is available toll-free 24 hours a day, 7 days a week.
Instructions:

1.Read our Proxy Statement.

2.Call toll-free 1-800-690-6903.

3.Have your proxy card or voting instruction form in hand and follow the instructions.

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

Letter from our President and Chief Executive Officer

Dear Shareholder:

On behalf of the board of directors and management of EnPro Industries, Inc., I invite you to our annual meeting of shareholders. It will be held at the Charlotte Marriott City Center, which is located at 100 West Trade Street, Charlotte, North Carolina, on Monday, April 29, 2019 at 5:00 p.m.

This year, our shareholders will be asked to:

•Elect as directors the ten nominees whose qualifications and experience are described in our proxy statement.

•Approve on an advisory basis the compensation paid to our named executive officers as disclosed in our proxy statement.

•Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

•Consider any other business that properly comes before the meeting or any adjournment of the meeting.

The business of the meeting, including each of the three proposals you are being asked to vote on, is described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement which follows.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Please vote promptly. You may submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

Stephen E. Macadam
President and Chief Executive Officer

March 20, 2019

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

Notice of 2019 Annual Meeting of Shareholders

Date:	April 29, 2019

Time:	5:00 p.m. Eastern Time

Place:	Charlotte Marriott City Center, 100 West Trade Street, Charlotte, North Carolina 28202

Record date:	March 7, 2019. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting:

Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional proxy solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting. Your proxy is revocable at your option.

Items of business:

•To elect ten directors from the nominees described in the accompanying proxy statement

•To adopt a resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in the accompanying proxy statement

•To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019

•To transact other business that may properly come before the annual meeting or any adjournment of the meeting

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2019: The proxy statement and 2018 annual report to shareholders are available at: https://www.enproindustries.com/shareholder-meeting.

By Order of the Board of Directors,

Robert S. McLean
Secretary

March 20, 2019

EnPro Industries, Inc.
2019 Proxy Statement

Proxy statement summary

This summary highlights information contained elsewhere in our proxy statement. Because the summary does not contain all of the information you should consider, you should read the entire proxy statement carefully before voting.

Annual meeting of shareholders

Time, place and voting matters

Date:April 29, 2019

Time:5:00 p.m. Eastern Time

Place:Charlotte Marriott City Center
100 West Trade Street
Charlotte, North Carolina 28202

Record date:March 7, 2019

Voting:Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each
director nominee and one vote for each
of the proposals to be voted on.

Meeting agenda

•Election of ten directors

•Advisory vote to approve executive compensation

•Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019

•Transact other business that may properly come before the meeting

How to vote

See “General information—How do I vote?” (page 6) for more information.

In addition to attending the annual meeting, shareholders of record can vote by any of the following methods:

By Internet at www.proxyvote.com	By telephone at 1-800-690-6903	By mailing your proxy card

If you hold your EnPro shares in street name through an account with a bank, broker or other nominee, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully.

Voting recommendations

Proposal	Board vote recommendation
Election of directors (see page 12)	“For” each director nominee
Advisory vote to approve executive compensation (see page 52)	“For”
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 (see page 54)	“For”

Our director nominees

See “Proposal 1—Election of directors” (page 12) and “Corporate governance policies and practices” (page 19) for more information.

The board of directors recommends that you vote “For” each nominee listed in the table below, which provides summary information about each nominee. A full description of each nominee’s skills and qualifications begins on page 13. Each director is elected annually.

Name	Age	Director since	Occupation	Independent	Other public boards	Committee memberships
						AC	CC	NC	EC
Stephen E. Macadam	58	2008	President and Chief Executive Officer, EnPro	No	2				C
Marvin A. Riley	44	N/A	Executive Vice President and Chief Operating Officer, EnPro	No	1
Thomas M. Botts	64	2012	Retired Executive VP, Global Manufacturing, Shell Downstream Inc.	Yes	1	M	C	M	M
Felix M. Brueck	63	2014	Director Emeritus, McKinsey & Company, Inc.	Yes	—	M	M	M
B. Bernard Burns, Jr.	70	2011	Former Managing Director, McGuire Woods Capital Group	Yes	—	C	M	M	M
Diane C. Creel	70	2009	Retired Chairman, CEO and President, Ecovation, Inc.	Yes	2	M	M	M
Adele M. Gulfo	56	2018	Chief of Commercial Development, Roivant Sciences Ltd.	Yes	1	M	M	M
David L. Hauser*	67	2007	Former Chairman and CEO, FairPoint Communications	Yes	1	M	M	C	M
John Humphrey	53	2015	Former Executive Vice President and Chief Financial Officer of Roper Technologies, Inc.	Yes	2	M,F	M	M
Kees van der Graaf	68	2012	Former member of the board and executive committee, Unilever NV and Unilever PLC	Yes	2	M	M	M

AC	—	Audit and Risk Management Committee	C	—	Committee Chair
CC	—	Compensation and Human Resources Committee	M	—	Member
NC	—	Nominating and Corporate Governance Committee	F	—	Financial expert
EC	—	Executive Committee	*	—	Chairman of the Board of Directors

Our nominees’ experience and qualifications

Our board of directors and its Nominating and Corporate Governance Committee believe broad and diverse experience and varying lengths of tenure are critical elements of a highly functioning board. The board’s experience enables it to make sound decisions that support shareholder value, while the varying tenures of its members provide a balance of institutional knowledge and fresh perspectives. The following charts reflect the tenure of our current directors and the experience and qualifications of the nominees for election as directors.

Director Nominee Experience and Qualifications

Experience/Qualifications	Botts	Brueck	Burns	Creel	Gulfo	Hauser	Humphrey	Macadam	Riley	van der Graaf
Finance/Accounting			✓	✓		✓	✓	✓	✓
Government/Regulatory	✓		✓		✓	✓
Legal/Corporate Governance			✓	✓			✓	✓	✓
Human Resources/Compensation	✓	✓	✓	✓				✓	✓	✓
International Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
M&A/Business Development	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Manufacturing/Operations	✓	✓	✓				✓	✓	✓	✓
Sales/Marketing		✓		✓	✓				✓	✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technical Innovation/Product Development		✓		✓	✓			✓	✓	✓

Corporate governance matters

Our board of directors and management firmly embrace good and accountable corporate governance. We believe an attentive board, held to the highest standards of corporate governance, is a tangible advantage for our shareholders and for our businesses. Our board makes substantial efforts to meet such standards.

Board refreshment balances experience with fresh insights. We seek to balance directors who know and understand our company with those who bring fresh perspectives to governance and management and to expand the diversity of our board. The range of tenure of our independent directors is five months to 12 years.

We elect all directors annually to one-year terms. Annual elections allow shareholders to review each director’s skills and experience and approve his or her nomination at each annual meeting.

Our directors must be elected by majority vote. Any nominee in an uncontested election who receives more “withhold” votes than votes “for” must promptly offer his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and recommend either accepting it or rejecting it to the board, which will act within 90 days after the shareholders’ meeting. The resigning director will not participate in these discussions.

The chairman of our board of directors is independent. The position of Chairman of the Board of Directors at EnPro is a non-executive position. Independent directors have held this position since the inception of our company in 2002. Since the Chairman of the Board is independent, he functionally serves as our lead independent director.

Our independent directors meet regularly in executive session. Our non-management directors meet regularly without members of management present. These sessions are presided over by the Chairman of the Board of Directors.

Our directors are required to own our company’s stock. Our directors are required to own shares in our company equal in value to five times the annual cash retainer they receive. New directors have five years from the time they join the board to accumulate these shares. All of the directors meet this requirement.

The board and each committee perform comprehensive annual evaluations. Evaluations allow our directors to assess their effectiveness at both the committee and the board level and include an individual director assessment component to permit each director to evaluate the contributions of each of the other directors.

Executive compensation

For more information, see “Compensation discussion and analysis,” (page 27) “Executive compensation” (page 39) and “Proposal 2—Advisory vote approving executive compensation” (page 52).

Our board of directors recommends that you vote “For” our advisory proposal on executive compensation. The non-binding, advisory vote gives our shareholders the opportunity to approve the compensation paid to individuals identified as named executive officers in this proxy statement.

Our compensation practices

Our programs are designed to reward success

Our compensation programs enable us to align the interests of our executive officers with the interests of our shareholders and to reward our executives for superior performance. This practice allows us to attract and retain talented and highly motivated executive officers who are capable of driving our success and building value for our shareholders.

Our executive officers’ compensation:

•Is tied to business performance—disappointing performance results in little or no payout while superior performance leads to superior payouts;

•Is significantly stock-based;

•Vests over several years;

•Is linked to execution of our corporate strategies;

•Encourages sound decisions that lead to long-term success and avoid unnecessary or excessive risk; and

•Allows our executives the opportunity to earn competitive total pay.

In structuring annual and long-term incentive compensation opportunities, we select performance measures that we believe significantly drive the value of our company. We make annual awards of restricted stock units which vest after three years, both to encourage retention and to provide an incentive for performance to increase the value of our shares.

We have structured our compensation programs to align with the interests of our shareholders and results in payment based on our performance.

We routinely engage with our shareholders to discuss any concerns about our compensation programs

Through the course of each year, we speak with numerous shareholders, including frequent conversations with many of our largest shareholders. We cover a wide range of topics in these discussions, including executive compensation. In these conversations, our shareholders generally support our pay practices and strategic direction. We take their views into account as we seek to align our policies and practices with their interests.

We employ best practices in executive compensation

•We balance short-term and long-term compensation to discourage short-term risk-taking at the expense of long-term results.

• We align the interests of our executive officers with the interests of our shareholders. We require our officers to own and retain meaningful amounts of EnPro stock and to increase their ownership as their levels of responsibility increase.

•Our Compensation and Human Resources Committee relies on an independent executive compensation consultant to evaluate our compensation plans. The consultant reports directly to the committee and provides no other services to our company.

•We have limited perquisites.

•We generally make compensation decisions and grant equity and other compensation awards only on an annual basis, with interim adjustments and awards only in unusual circumstances, such as in connection with a material change in an executive officer’s responsibilities.

•Our policies prohibit executives from hedging ownership of EnPro stock and limit executives in pledging EnPro stock.

•Our clawback policy entitles us to recover performance-based compensation from any executive officer whose fraud or willful misconduct requires a material restatement of our financial results.

Compensation analysis

Our compensation program ties incentive compensation pay to the achievement of both annual and long-term goals for the performance of our company. We set these goals each year and tie both annual and three-year incentive awards to achieving them. We make little or no incentive compensation payment for poor performance against our goals, but our executives can earn significant payment relative to their salary levels for superior performance against them.

Our 2018 performance, based on adjusted EBITDA and adjusted return on invested capital, improved from the prior year despite our experiencing, and addressing, challenges in our heavy-duty trucks business in 2018, and our 2018 annual incentive compensation reflected achievement at 109.6% of the target level. The payouts on our long-term incentive equity awards for the 2016-2018 performance cycle, which are based on our relative total shareholder return, reflected achievement at 142.8% of the target level, reflecting the relative improvement of our share price during that period due in part to the successful resolution of the asbestos claims resolution process of certain of our subsidiaries during that period. Our adjusted return on invested capital for that same three-year period was below our expectations due to unanticipated headwinds early in the period, and accordingly our long-term incentive cash awards paid out based on achievement of only 90.0% of the target level.

We believe our compensation structure aligns with the interests of our shareholders and resulted in payment commensurate with our performance.

Auditors

See “Proposal 3—Ratification of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for 2019” and “Independent registered public accounting firm” (page 54) for more information.

We ask our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019. The information below summarizes PricewaterhouseCoopers’ fees for services provided for calendar years 2018 and 2017.

Year ended December 31	2018	2017
Audit fees	$2,342,500	$2,394,900
Audit-related fees	37,900	60,600
Tax fees	—	—
All other fees	2,900	2,900
Total	$2,383,300	$2,458,400

General information

The enclosed proxy is solicited on behalf of the board of directors of EnPro Industries, Inc., in connection with our 2019 annual meeting of shareholders. The meeting will be held on Monday, April 29, 2019, at 5:00 p.m. at the Charlotte Marriott City Center, which is located at 100 West Trade Street, Charlotte, North Carolina. You may use the enclosed proxy card to vote your shares whether or not you attend the meeting. Please vote by following the instructions on the card.

Because your vote is very important, we encourage you to cast it promptly by telephone or over the Internet, or by dating, signing and returning your proxy card in the enclosed envelope. Submitting your proxy in any of these manners means your shares of our common stock will be voted as you specify by the individuals named on the proxy card.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We are mailing our 2018 annual report, including financial statements, with this proxy statement to all shareholders who hold shares directly in their own names. We will begin mailing materials to these registered shareholders on or around March 20, 2019. If you are a beneficial owner whose shares are held in street name in an account at a bank, securities broker or other nominee, you should receive the annual report, proxy statement and a proxy card directly from the nominee.

Any shareholder may request additional copies of these materials from our shareholder relations department, which can be reached via email at investor@enproindustries.com or by calling 704-731-1522.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the following proposals:

•Election of ten directors;

•Adoption of an advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement; and

•Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

Our board of directors has submitted these proposals. We are not aware of any other business to be addressed at the meeting; however, other business may be addressed if it properly comes before the meeting.

Who is entitled to vote at the meeting?

You may vote if you owned EnPro common stock as of the close of business on the record date, March 7, 2019. Each share of common stock is entitled to one vote on each matter considered at the meeting. At the close of business on the record date, 20,822,741 shares of EnPro common stock were outstanding and eligible to vote. The amount does not include 188,761 shares held by an EnPro subsidiary.

Who may attend the meeting?

Holders of EnPro common stock whose shares are recorded directly in their names in our stock register (“shareholders of record”) at the close of business on March 7, 2019 may attend the meeting. In addition, shareholders who hold shares of our common stock in “street name,” that is, through an account with a broker, bank, trustee, or other holder of record, as of such date may attend the meeting by presenting satisfactory evidence of ownership as of the March 7, 2019 record date. Our invited guests may also attend the meeting.

How do I vote?

Shareholders of record: Shareholders of record have four voting options:

•over the Internet at the internet address shown on the enclosed proxy card;

•by telephone through the number shown on the enclosed proxy card;

•by completing, signing, dating and returning the enclosed proxy card by mail; or

•in person at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by submitting your proxy. If you choose to vote your shares at the meeting, please bring proof of stock ownership and proof of your identity for entrance to the meeting.

Shareholders owning shares in street name: If you hold your EnPro shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote at the meeting, you must request a legal proxy appointment from your bank, broker or other nominee and present that legal proxy appointment, together with proof of your identity, to company officials as you attend the meeting.

Every vote is important! Please vote your shares promptly.

How do I vote my 401(k) shares?

If you hold EnPro shares in the company’s 401(k) plan, the plan’s trustee will vote your shares according to the instructions you provide when you complete and submit the proxy instructions you receive from the plan manager.

If you hold EnPro shares in an EnPro 401(k) plan and are also a shareholder of record with shares in a registered account outside the plan, and if your plan information matches the information we have on your registered account, you will receive one proxy card representing all shares you own.

If you hold EnPro shares outside the plan in street name, or if your registered account information is different from your plan account information, you will receive separate proxies, one for shares you hold in the plan and one for shares you hold outside the plan.

What can I do if I change my mind after I vote my shares?

Even if you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting.

Shareholders of record: Shareholders of record may change their votes in one of two ways:

•by voting on a later date by telephone or over the Internet (only your last dated proxy card or telephone or Internet vote is counted); or

•by delivering a later dated proxy card to our Secretary, either prior to or at the meeting; or by voting your shares in person at the meeting. In order to vote your shares at the meeting, you must specifically revoke a previously submitted proxy.

Shareholders owning shares in street name: If you hold your shares in street name, you should contact your bank, broker or other nominee to find out how to revoke your proxy.

Is there a minimum quorum necessary to hold the meeting?

A quorum is established when the majority of EnPro shares entitled to vote are present at the meeting in person or by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of establishing a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum.

How will my vote be counted?

If you return your proxy card with specific voting instructions or submit your proxy by telephone or the Internet, your EnPro shares will be voted as you have instructed.

If you are a shareholder of record and submit a proxy by mail, telephone or the Internet without specific voting instructions, your shares will be voted according to our board of directors’ recommendations. If you do not submit valid proxy instructions or vote in person at the meeting, your shares will not be voted.

If you hold your shares in street name and do not give your bank, broker or other nominee instructions for voting your shares, your shares will be considered to be “uninstructed.” Your nominee generally has the authority to vote “uninstructed” shares at its discretion only on matters that are “routine” under the rules of the New York Stock Exchange (NYSE). For our 2019 meeting, only the ratification of our independent accounting firm (Proposal 3) is considered routine by the NYSE. The election of directors and matters related to executive compensation are not considered routine. Without your instruction, your shares will not be voted in these matters (Proposals 1 and 2).

What vote is required to approve each item?

Proposal 1: Election of directors. Directors are elected by a plurality of the votes cast in person or by proxy at the meeting. “Plurality” means that the director nominees who receive the largest number of votes cast are elected, up to the ten directors to be elected at the meeting. Un-voted shares will have no impact on the election of directors. Unless a proxy includes proper instructions to “Withhold” a vote for any or all nominees, the proxy will be voted “For” each of the nominees.

In an uncontested election, any nominee who receives more “Withhold” votes than votes “For” must promptly offer his or her resignation. The Nominating and Corporate Governance Committee will review the resignation and recommend a course of action to the board. The full board, excluding the resigning director, will act within 90 days after the shareholders meeting to accept or reject the resignation. The board’s decision and an explanation of the process used to reach it will be disclosed publicly on Form 8-K.

Proposal 2: Advisory vote to approve executive compensation. The advisory resolution to approve the compensation paid to our named executive officers will be approved if more votes are cast “For” the resolution than are cast “Against” it. Although this advisory vote is not binding under applicable law, our board will review the results and take them, and the views expressed by our shareholders, into account in determining our executive compensation practices.

Proposal 3: Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019. The ratification of the appointment of our independent accounting firm will be approved if more votes are cast “For” the proposal than are cast “Against” it.

Other business. Any other business that properly comes before the meeting, or any adjournment of the meeting, will be approved if more votes are cast “For” the proposal than “Against” the proposal.

How do broker non-votes and abstentions count for voting purposes?

“Broker non-votes” arise when shareholders who hold shares in street name do not give their banks, brokers or other nominees instructions for voting their shares and the banks, brokers or other nominees do not have authority to vote the shares on a matter because the matter is not routine. Abstentions and broker non-votes will count for determining whether a quorum is present for the meeting. Because directors are elected by a plurality of the votes cast, broker non-votes and abstentions will not count in determining the outcome of the election of directors. For all other proposals on the agenda for the annual meeting and with respect to any other business as may properly come before the meeting or any adjournment of the meeting, only votes “For” or “Against” the proposal count—accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on those proposals.

Is there a list of shareholders of record entitled to vote at the annual meeting?

You may examine a list of the shareholders of record entitled to vote at the annual meeting. The list will be available at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, from March 20, 2019 through the end of the meeting and will also be available at the location of the annual meeting during the annual meeting.

What are the board’s recommendations?

Your board of directors recommends that you vote:

•“FOR” each of our nominees to the board of directors;

•“FOR” the advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement; and

•“FOR” ratifying PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

If you return a valid proxy card or respond to our proxy by telephone or Internet and do not include instructions on how you want to vote, your shares will be voted in accordance with the board’s recommendations.

How can I find out the results of the vote?

We will publish final voting results in a report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the meeting. We will also post the voting results on our website, www.enproindustries.com.

What is “householding” and how does it affect me?

When two or more shareholders are in the same household and receive mail at the same address, rules adopted by the SEC allow us to deliver only one proxy statement and annual report to that address, reducing our cost for preparing and delivering proxy materials. If you fall into this category and would like separate mailings of our proxy statement and annual report, you may request them at no cost to you by contacting us at investor@enproindustries.com or by calling 704-731-1522. Registered shareholders who would like separate mailings in the future (or who would like to consolidate future mailings) may request them using the contact information above. Investors whose shares are held in street name by a bank, broker or other nominee should request separate mailings (or consolidation of mailings) from the nominee.

Can I access these proxy materials on the Internet?

This proxy statement and our 2018 annual report to shareholders, which includes our 2018 Annual Report on Form 10-K, are available at https://www.enproindustries.com/shareholder-meeting.

Shareholders of record whose shares are held directly in their names in our stock register can choose to receive these documents over the Internet in the future by accessing www.proxyvote.com and following the instructions provided on that website. Choosing to receive your materials over the Internet gives you full access to all materials and saves us printing and mailing expenses. If you make this choice, you will receive an email prior to next year’s meeting notifying you that our proxy materials and annual report are available for online review. The email will also include instructions for electronic voting. Should you desire to end electronic delivery and again receive paper copies of the materials, please notify us by letter to 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Shareholder Relations.

Shareholders who hold their shares in street name should request instructions for receiving future proxy statements and annual reports over the Internet from their bank, broker or other nominee.

Who will solicit votes and pay for the costs of this proxy solicitation?

We will pay the costs of the solicitation. Although our officers, directors and employees may personally solicit proxies, they will not receive any additional compensation for doing so. We may also solicit proxies by issuing press releases, posting information on our website, www.enproindustries.com, and placing advertisements in periodicals or on websites. D.F. King & Co. is assisting us in the solicitation of proxies and provides us with advice and support related to solicitation. We do not expect the total costs to us for D.F. King’s services to exceed $20,000.

In addition, if banks, brokers and other nominees representing shareholders who hold their shares in street name make the request, we will reimburse them for their expenses in forwarding voting materials and obtaining voting instructions from these shareholders.

Who will count the votes?

Broadridge Financial Solutions will act as the master tabulator and count the votes.

Beneficial ownership of our common stock

Beneficial owners of 5% or more of our common stock

The following table sets forth information about the individuals and entities which beneficially owned more than five percent of our common stock as of March 1, 2019. This information is based solely on SEC filings made by the individuals and entities by that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc. et al. (2) 55 East 52nd Street New York, New York 10055	2,985,145	14.3%

The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,093,283	10.1%

GAMCO Investors, Inc. et al. (4) One Corporate Center Rye, New York 10580-1435	1,562,842	7.5%

Dimensional Fund Advisors LP (5) Building One, 6300 Bee Cave Road Austin, Texas 78746	1,276,180	6.1%

(1)Applicable percentage ownership is based on 20,822,741 shares of our common stock outstanding at March 1, 2019, other than shares held by our subsidiaries.

(2)This information is based on a Schedule 13G amendment dated January 28, 2019 filed with the SEC by BlackRock, Inc. reporting beneficial ownership as of December 31, 2018. BlackRock, Inc. reports sole voting power over 2,936,009 shares and sole dispositive power over 2,985,145 shares. The Schedule 13G amendment was filed by Blackrock, Inc. as a parent holding company with respect to the following subsidiaries: BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited and BlackRock Investment Management (Australia) Limited. The Schedule 13G amendment indicates that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(3)This information is based on a Schedule 13G amendment dated February 11, 2019 filed with the SEC by The Vanguard Group, Inc. reporting beneficial ownership as of December 31, 2018. The Vanguard Group, Inc. reports sole voting power with respect to 23,302 shares, shared voting power with respect to 3,588 shares, sole dispositive power with respect to 2,069,093 shares and shared dispositive power with respect to 24,190 shares. The Vanguard Group, Inc. also reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 20,602 shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,288 shares as a result of its serving as investment manager of Australian investment offerings.

(4)This information is based on a Schedule 13D amendment dated December 31, 2018 filed with the SEC by GAMCO Investors, Inc., Mario J. Gabelli (“Mario Gabelli”) GGCP, Inc. (“GGCP”), Associated Capital Group, Inc. (“AC”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Gabelli & Company Investment Advisers, Inc. (“GCIA”), MJG Associates, Inc. (“MJG Associates”) and Gabelli Foundation, Inc. (the “Foundation”) reporting beneficial ownership as of December 28, 2018. The Schedule 13D amendment reports that the principal business office of GGCP and MJG Associates is 140 Greenwich Avenue, Greenwich, Connecticut 06830, and the principal business office of the Foundation is 165 West Liberty Street, Reno, Nevada 89501. The Schedule 13D amendment reports that Gabelli Funds has sole voting and sole dispositive power with respect to 323,362 shares, GAMCO has sole voting power with respect to 1,082,396 shares and sole dispositive power with respect to 1,203,396 shares, MJG Associates has sole voting power and sole dispositive power with respect to 20,800 shares, GCIA has sole voting power and sole dispositive power with respect to 2,600 shares, the Foundation has sole voting power and sole dispositive power with respect to 8,000 shares, GGCP has sole voting power and sole dispositive power with respect to 3,684 shares, and AC has sole voting power and sole dispositive power with respect to 1,000 shares. The Schedule 13D amendment further reports that Mario Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the entities listed in the immediately preceding sentence.

(5)This information is based on a Schedule 13G dated February 8, 2019 filed with the SEC by Dimensional Fund Advisors LP reporting beneficial ownership as of December 31, 2018. Dimensional Fund Advisors LP reports sole voting power over 1,233,710 shares and sole dispositive power over 1,276,180 shares in its role as investment advisor to certain investment companies or as investment manager to certain commingled funds, group trusts and separate accounts which own such shares. In its Schedule 13G, Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.

Director and executive officer ownership of our common stock

The following table sets forth information as of March 1, 2019 about the shares of our common stock beneficially owned by our directors and the executive officers listed in the summary compensation table included in this proxy statement, as well as the shares of our common stock that our current directors and executive officers own as a group. It also includes information regarding the number of phantom shares payable in cash and deferred stock units held by our directors payable in shares. These phantom shares and deferred stock units are not included in the number of shares beneficially owned, but reflect the economic interests of our directors in our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Shares(1)	Directors’ Phantom Shares(2)	Directors’ Stock Units(3)	Percent of Class(4)
Stephen E. Macadam	252,720	—	—	1.2%
Marvin A. Riley	17,400	—	—	*
Thomas M. Botts	14,063	—	2,734	*
Felix Brueck	10,222	—	6,251	*
B. Bernard Burns, Jr.	19,137	—	—	*
Diane C. Creel	19,277	—	—	*
Adele M. Gulfo	1,972	—	—	*
David L. Hauser	22,413	4,296	7,903	*
John Humphrey	8,427	—	2,191	*
Kees van der Graaf	13,546	—	—	*
J. Milton Childress II	38,547	—	—	*
Robert S. McLean	25,190	—	—	*
William C. O’Neal	6,303	—	—	*
16 directors and executive officers as a group	463,391	4,296	19,079	2.2%

*Less than 1%

(1)These numbers include the following shares that the individuals may acquire within 60 days after March 1, 2019 pursuant to outstanding phantom share awards payable in shares immediately upon termination of service as a director: Mr. Botts, 11,963 shares; Mr. Brueck, 9,222 shares; Mr. Burns, 13,112 shares; Ms. Creel, 18,277 shares; Ms. Gulfo, 1,972 shares; Mr. Hauser, 21,591 shares; Mr. Humphrey, 6,427 shares; Mr. van der Graaf, 12,346 shares; and all directors and executive officers as a group, 94,768 shares. These numbers include the following shares that the individuals may acquire within 60 days after March 1, 2019 through the exercise of stock options: Mr. Macadam, 18,187 option shares and the same number of option shares for all directors and executive officers as a group. The numbers also include 1,122 shares held in our Retirement Savings Plan for Salaried Employees allocated to Mr. Childress and 3,537 shares in the aggregate allocated to members of all directors and executive officers as a group. The numbers also include 10,402 shares held in an IRA by Mr. Macadam and 12,402 shares in the aggregate held in IRA accounts by all directors and executive officers as a group. The amounts reported do not include restricted stock units as follows: Mr. Macadam, 39,518 restricted stock units; Mr. Riley, 18,940 restricted stock units; Mr. Childress, 8,107 restricted stock units; Mr. McLean, 5,063 restricted stock units; Mr. O’Neal, 2,109 restricted stock units; and all directors and executive officers as a group, 78,591 restricted stock units. The amounts reported include the following restricted stock units that are vested but deferred under our Management Stock Purchase Plan: Mr. Macadam, 4,116 shares; Mr. Childress, 394 shares; Mr. McLean, 626 shares; and all directors and executive officers as a group, 5,256 shares. The amounts reported do not include share unit accounts under our Management Stock Purchase Plan for deferrals of annual incentive compensation: Mr. Macadam, 22,502 shares; Mr. Childress, 2,261 shares; Mr. McLean, 2,525 shares; and all directors and executive officers as a group, 28,224 shares. The amounts reported include the following number of shares pledged as security: 100,000 shares by Mr. Macadam and the same number of shares by all directors and executive officers as a group. Such shares are pledged by Mr. Macadam to secure a managed trading program with respect to a broad securities index that does not include any EnPro securities. This pledge transaction was approved in advance in accordance with our policy regarding the pledging of EnPro shares by executive officers, which requires that an executive not pledge shares up to his or her minimum shareholding requirement.

(2)These numbers reflect the phantom shares awarded under our Outside Directors’ Phantom Share Plan. When they leave the board, these directors will receive cash in an amount equal to the value of the phantom shares awarded under the Outside Directors’ Phantom Share Plan. See “Corporate Governance Policies and Practices—Director Compensation.” Because the phantom shares are payable in cash, these directors have neither voting nor investment authority in common stock arising from their ownership of these phantom shares and are therefore not deemed to beneficially own shares underlying these awards, though the directors’ economic interests with respect to these awards are equivalent to the economic interests of stock ownership.

(3)These numbers reflect the number of stock units credited to those non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to our Deferred Compensation Plan for Non-Employee Directors. See “Corporate Governance Policies and Practices—Director Compensation.” Because the stock units are not actual shares of our common stock and the directors may not receive the underlying shares within 60 days after March 1, 2019, the directors do not currently beneficially own the underlying shares, though the directors’ investment with respect to these units are equivalent to the economic interests of stock ownership.

(4)These percentages do not include the directors’ phantom shares or stock units described in footnotes 1 and 2, above. Applicable percentage ownership is based on 20,822,741 shares of our common stock outstanding at March 1, 2019, other than shares held by our subsidiaries.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our directors and officers and people who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. The SEC requires these people to give us copies of all Section 16(a) reports they file.

We have reviewed the copies of all reports furnished to us. Based solely on this review, we believe that no director, officer, or 10% shareholder failed to timely file in 2018 any report required by Section 16(a), other than the late filings by the following executive officers: (i) Jon D. Rickers, our Senior Vice President, Human Resources, with respect to a Form 4 to report the sale of 500 shares and (ii) Marvin A. Riley, our Executive Vice President and Chief Operating Officer, with respect to a Form 4 to report an exempted award of 7,500 restricted stock units made by the company to him.

Proposal 1 — Election of directors (Item 1 on the proxy card)

At our annual meeting, shareholders are asked to elect ten directors who will hold office until our 2020 annual meeting or until their respective successors are elected and qualified. Our board of directors presently consists of nine directors, eight of whom were elected at the 2018 annual meeting of shareholders and one, Adele M. Gulfo, who was elected in October 2018 when the size of the board was expanded from eight to nine. Our board of directors has further increased the size of the board to ten effective at the commencement of the annual meeting and has nominated Marvin A. Riley, our Executive Vice President and Chief Operating Officer, for election as a director. Although historically the only employee to serve on the board of directors has been our Chief Executive Officer, the board of directors has nominated Mr. Riley for election as a director to facilitate his transition into the office of Chief Executive Officer upon the announced retirement in July 2019 of Stephen E. Macadam as our Chief Executive Officer.

All of the nominees other than Mr. Riley are incumbent directors whose terms would otherwise expire upon the election of directors at the meeting. The average tenure of the independent directors nominated for election at the annual meeting is 6.0 years, with the tenure of the incumbent directors ranging from five months to 12 years.

In selecting new members to the board, we have sought individuals with diverse skills and experiences to complement those of the other directors. Ms. Gulfo brings to the board a deep experience in global markets and the pharmaceutical industry and knowledge of transforming commercial operations, maximizing efficiency and significantly increasing employee engagement. The selection of Ms. Gulfo was the result of a deliberative process undertaken by the Nominating and Corporate Governance Committee of our board of directors. This committee is composed entirely of independent directors. Ms. Gulfo was recommended to the Nominating and Corporate Governance Committee by an unrelated third party contacted by our corporate Secretary in conjunction with the Nominating and Corporate Governance Committee’s effort to broaden the skills, industry experience and diversity of the board.

All nominees have indicated that they are willing to serve as directors if elected, though Mr. Macadam has announced his intention to withdraw from the board upon his retirement from all positions with the company in February 2020. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of a person designated by the board of directors to replace the nominee. Under our bylaws no person less than 18 years of age is eligible to be elected as a director.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees for director named on the following pages.

Nominees for election

Stephen E. Macadam

Chief Executive Officer and President

Age 58
Director since 2008

Experience:

Mr. Macadam has served as our Chief Executive Officer and President since April 2008. Mr. Macadam will be retiring as our Chief Executive Officer and President on July 29, 2019, at which time he will serve in an executive capacity as our Vice Chairman, and he will be retiring from that position at the end of February 2020. Prior to joining EnPro, he was Chief Executive Officer of BlueLinx Holdings Inc. Before joining BlueLinx in October 2005, Mr. Macadam had been the President and Chief Executive Officer of Consolidated Container Company LLC since August 2001.

He served previously with Georgia-Pacific Corp. where he was Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of principal in charge of McKinsey’s Charlotte, North Carolina operation.

He received a B.S. in mechanical engineering from the University of Kentucky, an M.S. in finance from Boston College and an M.B.A. from Harvard University, where he was a Baker Scholar.

Mr. Macadam’s employment agreement provides that during the term of his employment with EnPro he will be included in the slate nominated by the board of directors for election as a member of the board.

Current public company directorships:

•Louisiana-Pacific Corporation

•Valvoline Inc.

Public company directorships in the last five years:

•Axiall Corporation

Qualifications:

•Ten years as EnPro’s Chief Executive Officer.

•Active involvement in and deep understanding of our company’s operations and markets.

•Specific knowledge of our businesses, our people, our challenges and our prospects for continued growth.

Marvin A. Riley

Executive Vice President and Chief Operating Officer

Age 44
Director Nominee

Experience:

Mr. Riley has served as our Executive Vice President and Chief Operating Officer since July 2017. Our board of directors anticipates appointing Mr. Riley as Chief Executive Officer and President upon Mr. Macadam’s retirement from those positions on July 29, 2019.

Mr. Riley served as President of our Fairbanks Morse Engine division from May 2012 to May 2018. Prior to that Mr. Riley served as Vice President, Manufacturing, of EnPro since December 2011. Mr. Riley served as Vice President Global Operations of our GGB division from November 2009 until November 2011 and as Vice President Operations Americas, GGB division, from July 2007 until November 2011. Prior to joining EnPro, Mr. Riley was an executive with General Motors Vehicle Manufacturing and held multiple positions of increasing responsibility from 1997 to 2007 within General Motors.

Mr. Riley received a B.S.E.E. in electrical engineering from Howard University and an M.B.A. from Johns Hopkins University and completed the Advanced Management Program at the Harvard Business School.

Current public company directorships:

•TimkenSteel Corporation

Qualifications:

•Over ten years’ experience in divisional management and senior corporate executive roles at EnPro.

•Active involvement in and deep understanding of our company’s operations and markets.

•Specific knowledge of our businesses, our people, our challenges and our prospects for continued growth.

Thomas M. Botts

Age 64
Director since 2012

Experience:

Mr. Botts retired from Royal Dutch Shell on December 31, 2012 as executive vice president, global manufacturing, Shell Downstream Inc. He was responsible for Shell’s global manufacturing business, including all refineries and chemical complexes.

He joined Shell in 1977 as a production engineer and served in a number of corporate and operating roles including executive vice president for exploration and production (E&P) in Europe, leading Shell’s largest E&P unit. He held those responsibilities from 2003 to 2009.

He has been a member of the board of directors of the National Association of Manufacturers, a member of the American Petroleum Institute Downstream Committee, and a member of the council of overseers for the Jones Graduate School of Business at Rice University.

He currently is a non-Executive Director for Wood plc, an international energy services company based in the United Kingdom, a member of the board of directors of the University of Wyoming Foundation, Chairman of the Governor’s Tier 1 Task Force at the University of Wyoming, a member of the Energy Resources Council, University of Wyoming, and a member of the Society of Petroleum Engineers.

Mr. Botts received a B.S. in Civil Engineering from the University of Wyoming.

Current public company directorships:

•Wood plc

Qualifications:

•Thirty-five years of global business experience in oil and gas exploration and production and refining and petrochemical manufacturing.

•Extensive experience in our oil, gas and petrochemical markets.

•Successful leadership in business transformation in large scale, multi-country organizations.

Felix M. Brueck

Age 63
Director since 2014

Experience:

Mr. Brueck is a Director Emeritus of McKinsey & Company, Inc., a global consulting firm. He was a Director at McKinsey prior to his retirement in 2012. During his almost 30-year career with McKinsey, Mr. Brueck specialized in counseling clients in operational and organizational transformations of entire companies, major functions or business units in technologically complex industries. He was based in offices in Munich, Tokyo and Cleveland.

While at McKinsey, Mr. Brueck led the Firm’s Manufacturing Practice in the Americas and its Organizational Effectiveness Practice in the Americas. He was a founder of McKinsey’s Performance Transformation Practice.

Prior to joining McKinsey, Mr. Brueck worked as an engineer for Robert Bosch GmbH.

Mr. Brueck received a Dipl. Ing. (the equivalent of a Master’s Degree in Mechanical Engineering) from RWTH Aachen University in Germany and a Master’s Degree in International Management from Thunderbird School of Global Management.

Qualifications:

•Expertise and insights developed over 30 years into operational and organizational strategies and structures across a broad range of the industries in which EnPro operates.

•Skill and experience in leadership development and optimizing productivity.

•Experience as an advisor to companies around the world regarding global markets, business environments and practices.

B. Bernard Burns, Jr.

Age 70
Director since 2011

Experience:

Mr. Burns’ career has focused on corporate law, industrial manufacturing, mergers and acquisitions, and service on the boards of companies engaged in a variety of businesses.

Mr. Burns retired as counsel to the law firm McGuireWoods LLP in 2018, and was a partner of that firm from 2001 to 2011, and of a predecessor firm from 1979 to 1989. He also served as the Managing Director of McGuireWoods Capital Group, a merger-and-acquisition advisory business, which he co-founded in 2001, until 2018. Prior to 2001, Mr. Burns served in various executive capacities with United Dominion Industries Limited, a diversified industrial manufacturer. At United Dominion, he was Senior Vice President and General Counsel from 1993 to 1996, and president of several of its operating segments and divisions from 1996 to 2001.

Mr. Burns earned a B.A. from Furman University and a J.D. from the Duke University School of Law and completed the Advanced Management Program at Duke University’s Fuqua School of Business.

Qualifications:

•Deep experience in legal, corporate governance and operating issues.

•Extensive experience in mergers and acquisitions, including assessment of the valuation and performance of potential acquisitions.

•Long tenure as a senior manager in diverse roles at a large diversified manufacturer.

•Considerable board of director experience at a number of private companies engaged in a broad spectrum of manufacturing and distribution businesses, including service as interim CEO and member of compensation, audit and executive committees.

Diane C. Creel

Age 70
Director since 2009

Experience:

Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation, Inc., a waste-to-energy systems company, from May 2003 until her retirement in September 2008. Before joining Ecovation, Ms. Creel was Chief Executive Officer and President of Earth Tech, Inc., an international consulting engineering firm, a position she held from January 1991 to May 2003. She joined Earth Tech as Vice President in 1984 and served there as Chief Operating Officer from 1987 to 1991.

Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984, manager of communications for Caudill Rowlett Scott from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners from 1971 to 1976.

Ms. Creel has a B.A. and M.A. from the University of South Carolina.

Current public company directorships:

•Allegheny Technologies Incorporated (lead director)

•TimkenSteel Corporation

Public company directorships in the last five years:

•Timken Corporation

•URS Corporation

Qualifications:

•Extensive senior management experience, including 15 years as a CEO/Chairman of the Board.

•Experience in and knowledge of mergers and acquisitions, environmental matters, corporate governance, strategic planning, finance, executive compensation and benefits and international markets.

Adele M. Gulfo

Age 56
Director since 2018

Experience:

Ms. Gulfo is Chief of Commercial Development of Roivant Sciences Ltd., a firm focused on rapidly developing innovative medicines through a novel form of industrial organization. Prior to joining Roivant Sciences in May 2018, Ms. Gulfo served as Executive Vice President and Head of Global Commercial Development for Mylan N.V. from January 2014 to January 2018, having previously served as Mylan’s Chief Strategy Officer since January 2014. Before joining Mylan, Ms. Gulfo spent five years at Pfizer Inc. in a number of executive positions, most recently serving as the President and General Manager, Latin America, covering operations in 24 countries. Prior to joining Pfizer, she held several managerial positions at AstraZeneca Pharmaceuticals and at the Parke-Davis division of Warner-Lambert (which later merged with Pfizer), and as the Senior Director, Cardiovascular Marketing for that company implemented the marketing campaigns that established Lipitor as the market leader within two years of launch.

Ms. Gulfo holds a B.S. in Biology from Seton Hall University and a M.B.A. in Marketing from Fairleigh Dickinson University.

Current public company directorships:

•Bemis Company, Inc.

Qualifications:

•Extensive commercial development and marketing background, with deep experience in global markets and the pharmaceutical industry.

•Executive experience in multiple firms with strategic planning, transforming commercial operations, maximizing efficiency and increasing employee engagement.

David L. Hauser

Age 67
Director since 2007

Experience:

Mr. Hauser was affiliated with FairPoint Communications, Inc., a communications services company, from July 2009 until March 2011. He joined FairPoint as Chairman of the Board and Chief Executive Officer and served as a consultant to the company from August 2010 until March 2011.

Prior to joining FairPoint, Mr. Hauser had a 35-year career with Duke Energy Corporation, one of the largest electric power companies in the United States. He was Group Executive and Chief Financial Officer of Duke Energy from April 2006 until June 30, 2009, and was Chief Financial Officer and Group Vice President from February 2004 to April 2006. He was named acting Chief Financial Officer in November 2003. He was Senior Vice President and Treasurer from June 1998 to November 2003. During his first 20 years with Duke Energy, Mr. Hauser served in various accounting positions, including controller.

Mr. Hauser is a member of the board of trustees of Furman University and a past member of the board of trustees of the University of North Carolina at Charlotte. He has retired as a member of the North Carolina Association of Certified Public Accountants.

Mr. Hauser received a B.A. from Furman University and an M.B.A. from the University of North Carolina at Charlotte.

Current public company directorships:

•OGE Energy Corp.

Qualifications:

•Training and experience in various accounting and financial reporting roles.

•Service as the chief financial officer of a major corporation provides valuable insight into accounting, financial controls and financial reporting.

•Understanding of public company strategic and corporate planning, including capital allocation.

John Humphrey

Age 53
Director since 2015

Experience:

From 2011 to May 2017, Mr. Humphrey served as Executive Vice President and Chief Financial Officer of Roper Technologies, Inc., a Fortune 1000 company that designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide, and he retired from Roper in December 2017. From 2006 to 2011, he served as Vice President and Chief Financial Officer of Roper. Prior to joining Roper, Mr. Humphrey served as Vice President and Chief Financial Officer of Honeywell Aerospace, the aviation segment of Honeywell International Inc., after serving in several financial positions with Honeywell International and its predecessor AlliedSignal. Mr. Humphrey’s earlier career included 6 years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions.

Mr. Humphrey is a member of the Board of Advisors of the Elon University Love School of Business.

Mr. Humphrey received a B.S. in Industrial Engineering from Purdue University and an M.B.A. in Finance from the University of Michigan.

Current public company directorships:

•Gardner Denver Holdings, Inc.

•Owens-Illinois, Inc.

Qualifications:

•Prior service as the chief financial officer of a Fortune 1000 corporation provides insight into accounting and financial issues affecting public corporations.

•Experience with international markets, business environments and practices.

•Experience and expertise in capital allocation and strategic planning, including mergers and acquisitions and other business development activities.

•Experience in management of several manufacturing companies provides insight into manufacturing and operational issues.

Kees van der Graaf

Age 68
Director since 2012

Experience:

Mr. van der Graaf is owner and chairman of FSHD Unlimited, a biotechnology company he founded in October 2014. Mr. van der Graaf was an Executive-in-Residence at IMD International, an international business school based in Lausanne, Switzerland between 2008 and 2011 and was Co-director of the IMD Global Center in 2011.

Prior to joining IMD, Mr. van der Graaf enjoyed a 32-year career with Unilever NV and Unilever PLC, which operate the Unilever Group, a multinational supplier of fast-moving consumer goods. At Unilever, Mr. van der Graaf served as President of Ice Cream and Frozen Foods—Europe from 2001 to 2004 and as a member of the Board and Executive Committee of Unilever NV and Unilever PLC from 2004 to 2008. During that period, he had responsibilities for the Global Foods division and later for the European Business group.

Until February 2015, Mr. van der Graaf served as a member of the board of directors of Ben & Jerry’s, a wholly owned subsidiary of Unilever, which is charged with preserving and expanding Ben & Jerry’s social mission, brand integrity and product quality.

He has also served as a member of the supervisory boards of several privately held European-based companies and served as chairman of the supervisory board of the University of Twente in The Netherlands.

Mr. van der Graaf received a degree in mechanical engineering and an M.B.A. from the University of Twente.

Current public company directorships:

•Basic-Fit N.V. (Chairman)

•GrandVision N.V. (Chairman)

Public company directorships in the last five years:

•Carlsberg A/S

•OCI N.V.

Qualifications:

•Extensive experience as an executive manager in global public corporations.

•Geographic knowledge and management experience in European markets, business environments and practices.

Board leadership structure

The primary responsibility of our board of directors is to oversee and direct management in its conduct of our business. Members of the board are kept informed about our business through discussions with the Chairman and our officers, by reviewing materials provided to them, and by participating in board and committee meetings. In addition, non-management directors meet periodically in executive session without members of management present. These sessions are presided over by the Chairman of the Board of Directors, presently Mr. Hauser, who is functionally our lead independent director.

We believe that the positions of Chairman of the Board of Directors and Chief Executive Officer should be held by separate individuals, and they have been since the inception of our company. The role of Chairman is a non-executive position currently filled by Mr. Hauser, an independent director. Mr. Macadam, our Chief Executive Officer, is the only current director who is employed by the company. Mr. Riley has been nominated for election as a director in contemplation of his appointment to succeed Mr. Macadam upon his retirement from that position. This structure continues to be appropriate for our company given the individuals serving, and to be serving, in those positions. Mr. Hauser is a former chief executive officer of a publicly held company and serves and has served as a director of other public companies. This experience, coupled with his knowledge of and familiarity with our company and its businesses through his service on our board of directors, gives him the ability to serve as a valued sounding board for our Chief Executive Officer.

Committee structure

Our board of directors has four committees:

•an Executive Committee,

•an Audit and Risk Management Committee,

•a Compensation and Human Resources Committee, and

•a Nominating and Corporate Governance Committee.

To maximize the efficiency of our board, all of our independent directors serve on each committee other than the Executive Committee. For a list of our independent directors, see “Corporate Governance Policies and Practices—Director Independence.”

Each board committee operates under a written charter approved by the board. Copies of these charters are available on our website at www.enproindustries.com. Click on “For Investors” and then “Corporate Governance” and then “Committees” and look under “Committee Charters.” Copies of the charters are also available in print to any shareholder who requests them.

Executive Committee. The Executive Committee is chaired by Mr. Macadam and includes Mr. Hauser and the chairs of the other board committees. Its primary function is to exercise the powers of the board as and when directed by the board or when the board is not in session, excluding powers which may not be delegated to a committee of directors under North Carolina law. The committee did not meet in 2018.

Audit and Risk Management Committee. The Audit and Risk Management Committee assists the board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our management of areas of significant risk (including insurance, pension, cybersecurity, environmental and litigation) and the qualifications, independence and performance of our internal auditors and independent registered public accounting firm.

This committee has the sole authority to appoint or replace our independent registered public accounting firm and to approve all related fees. It met four times in 2018. Mr. Burns is the chairman.

Compensation and Human Resources Committee. The Compensation and Human Resources Committee assists the board and management in overseeing the appropriateness and cost of our compensation and benefit programs, particularly for executives. The committee sets the salaries and annual bonus and long-term award opportunities for our senior executives, assesses the performance of our Chief Executive Officer, and oversees succession planning. Responsibility for the design, administration, asset management and funding policies of our qualified and non-qualified benefit plans is delegated to a benefits committee consisting of members of management and other employees. However, the Compensation Committee has expressly retained the authority to approve amendments to benefit plans (except those resulting from collective bargaining agreements) that would materially affect the cost, basic nature or financing of these plans. In addition, the committee approves all formal policies established by the benefits committee and reviews the benefits committee’s activities at least once a year. The committee met five times in 2018. Mr. Botts is the chairman.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the board and management in exercising sound corporate governance. This committee identifies and nominates individuals who are qualified to become members of the board, assesses the effectiveness of the board and its committees, and recommends board committee assignments. It also reviews various corporate governance issues, including those items discussed under “Corporate Governance Policies and Practices.” The committee met four times in 2018. Mr. Hauser is the chairman.

Risk oversight

As described above, the Audit and Risk Management Committee assists the board in monitoring our compliance with legal and regulatory requirements and the way we manage areas of significant risk. The company’s internal audit group periodically analyzes risks to our company and reports the results of its analysis to the Audit and Risk

Management Committee. The head of the internal audit group reports directly to the Audit and Risk Management Committee and customarily attends meetings of that committee. Our General Counsel also customarily attends the committee’s meetings.

Meetings and attendance

The board met four times in 2018. Board and committee meetings are typically held on successive days, with meetings typically covering two days. The board conducts periodic visits to our facilities as part of its regularly scheduled meetings. In 2018, each director attended at least 75% of the meetings of the full board and of the board committees on which he or she serves that were held during the period of the director’s service.

All directors are encouraged by policy to attend our annual meeting of shareholders and all but one of the members of the board who were then elected as directors attended our 2018 annual meeting.

Corporate governance policies and practices

Our board of directors and management firmly embrace good and accountable corporate governance. We believe an attentive board operating under the highest standards of corporate governance is a tangible competitive advantage. Our board has undertaken substantial efforts to meet those standards.

Corporate Governance Guidelines and Code of Business Conduct

The board regularly reviews our Corporate Governance Guidelines, taking into account recent trends in corporate governance and any new rules adopted by the NYSE and the SEC. Among other things, these guidelines specify that:

•the Chief Executive Officer should be the only employee who serves as a director subject to exceptions approved by the board of directors—the board of directors approved the exception for the nomination of Mr. Riley for election as a director in contemplation of the transition in the office of Chief Executive Officer to occur at the end of July 2019;

•a substantial majority of the members of the board should be independent;

•the board should hold regularly scheduled executive sessions without management present;

•board members should attend our annual shareholders’ meeting; and

•the board should annually evaluate its performance and contributions, and those of its committees.

Our Corporate Governance Guidelines also:

•require any nominee for director in an uncontested election to tender a resignation if a greater number of votes are “withheld” from his or her election than are voted “for” the nominee; and

•prohibit directors from using EnPro stock in hedging or monetization transactions, including through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments.

Our Code of Business Conduct (the “Code”) applies to our directors and all EnPro employees, including our principal executive, financial and accounting officers. The Code covers conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, fair dealing, compliance with laws (including insider trading laws), the accuracy and reliability of our books and records, and the reporting of illegal or unethical behavior.

The Code requires all transactions by directors or employees that would create a conflict of interest, including related party transactions that require disclosure in our proxy statement, to be reviewed by a member of our internal Corporate Compliance Committee or an attorney in our legal department. The Code also requires the transaction to be presented to our Chief Executive Officer and the Audit and Risk Management Committee. The Code does not include specific procedures for dealing with these transactions, but allows them to be dealt with case-by-case as they arise. All members of the board and all officers must annually certify their compliance with the Code. Each member of the board and each officer certified compliance without exception in the first quarter of 2019.

Copies of the Code and our Corporate Governance Guidelines are available on our website at www.enproindustries.com. From our home page, click on the “For Investors” tab, then on “Corporate Governance,” then on “Corporate Governance Document” and then, for the Code, click “Code of Conduct” and, for the Corporate Governance Guidelines, click on “Board of Directors” and then “Corporate Governance Guidelines.”

Director independence

The EnPro board believes a substantial majority of directors should be independent. In connection with its nomination of the director nominees listed in this proxy statement, the board considered the independence of each person serving as a director and each nominee and determined that Mr. Botts, Mr. Brueck, Mr. Burns, Ms. Creel, Ms. Gulfo, Mr. Hauser, Mr. Humphrey and Mr. van der Graaf are independent. Mr. Macadam and Mr. Riley are employees and are not considered independent.

To determine independence, the board used the definition of an “independent director” in the NYSE listing standards and our Corporate Governance Guidelines, which categorize a director as independent only if the board affirms the director has no outside material relationship with our company (either directly or as a director, partner, shareholder or officer of an organization that has a relationship with us).

Under our Corporate Governance Guidelines, a director or nominee may be deemed independent even though we have a relationship with an organization with which he or she is affiliated as a director, partner, shareholder or officer. In such situations, the director or nominee is deemed independent so long as:

•the relationship is in the ordinary course of our business and is on substantially the same terms as those generally prevailing at the time for comparable transactions with unaffiliated persons; and

•if the relationship involves credit being extended to us, all applicable laws have been complied with and no default has occurred.

Under the guidelines, a director or nominee cannot be independent if he or she falls into one of the following categories:

•the director or nominee is an EnPro employee, or has been within the past three years, or an immediate family member of the director or nominee is an executive officer of EnPro, or has been within the past three years;

•the director or nominee, or an immediate family member, has received more than $120,000 in direct compensation from us during any 12-month period within the past three years; director and committee fees and pension or other forms of deferred compensation for prior service are excluded, provided the compensation is in no way contingent on continued service;

•the director or nominee, or an immediate family member, is a current partner of our auditor; the director or nominee is a current employee of our auditor; the director or nominee has an immediate family member who is a current employee of our auditor and who personally works on our audit; or the director or nominee, or an immediate family member, was a partner or employee of our auditor within the past three years and personally worked on our audit within that time;

•the director or nominee, or an immediate family member, is, or has been in the past three years, employed by a company whose board includes an executive officer of EnPro who serves on the other board’s compensation committee;

•the director or nominee is a current employee, or an immediate family member is a current executive officer, of a company whose sales to us or purchases from us in any of the past three fiscal years exceeded the greater of $1,000,000 or 2% of the other company’s consolidated annual revenues; or

•the director or nominee, or the spouse of the director or nominee, is an officer, director or trustee of a charitable organization which receives discretionary charitable contributions from us exceeding the greater of $1,000,000 or 2% of the other organization’s annual revenues.

Each director and nominee has completed a questionnaire to identify any relationships he or she may have with us or with any of our executive officers or other directors. After discussing all relationships disclosed in the responses to these questionnaires, the board determined that no director or nominee, except Mr. Macadam and Mr. Riley, has a material relationship with the company other than as a director and all directors and nominees, except for Mr. Macadam and Mr. Riley, are independent.

Board, committee and director evaluations

The board of directors and the Audit and Risk Management, Compensation and Human Resources, and Nominating and Corporate Governance committees each assess their performances with yearly self-evaluations. The evaluations are completed by means of a questionnaire submitted to the directors inviting written comments on all aspects of the board’s and each committee’s process. In addition, the evaluations include an individual director assessment component to permit each director to evaluate the contributions of each of the other directors. The evaluations are summarized, reviewed by the Chairman of the Board and become the basis for discussions of board, committee and director performances and recommendations for improvements in the ways the board and committees function and directors perform their duties.

Audit committee financial expert

The board of directors has determined that Mr. Humphrey, a member of the Audit and Risk Management Committee, is an “audit committee financial expert” as defined in Item 401(h) of the SEC’s Regulation S-K. At its February 2019 meeting, the board determined that Mr. Humphrey, through his education and experience, including his experience serving as the chief financial officer of a large public company, has all of the following attributes:

•an understanding of generally accepted accounting principles and financial statements;

•the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves;

• experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that our financial statements can reasonably be expected to raise;

•an understanding of internal controls and procedures for financial reporting; and

•an understanding of audit committee functions.

Director candidate qualifications

When considering candidates for director, the Nominating and Corporate Governance Committee takes into account a number of factors, including whether the candidate is independent from management and the company, whether the candidate has relevant business experience, the composition of the existing board, and the candidate’s existing commitments to other businesses.

The Nominating and Corporate Governance Committee seeks diversity among the directors, including diversity in professional experience, skills and industry background, as well as gender and geographic diversity. In addition, all candidates must meet the requirements of our Corporate Governance Guidelines. Those requirements include:

•broad training and experience at the policy-making level in business, government, education, technology or philanthropy;

•expertise useful to our company and complementary to the background and experience of other board members, so that we can achieve and maintain an optimum balance in board membership;

•high integrity, strength of character and mature judgment essential to effective decision-making;

• devoting the time required for the work of the board and one or more of its committees. Candidates should be willing to serve on the board over a period of several years in order to develop sound knowledge of our business and principal operations;

•no significant conflict of interest; and

•being at least 18 and no more than 72 years old. A candidate who has reached age 72 may be nominated for election or re-election if the Nominating and Corporate Governance Committee and our board of directors determine his or her nomination is in the best interests of our company and our shareholders. The determination will be made by a majority vote of directors not subject to the age limit.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders. Shareholders who wish to suggest a candidate for nomination should send a written statement addressed to our Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209. See “Shareholder Proposals” on page 55 for a description of the requirements to be followed under our bylaws in submitting a candidate and the content of the required statements.

Nomination process

The Nominating and Corporate Governance Committee annually reviews a matrix, similar to the matrix appearing on page 3, which compares the skills of our current directors with all of the skills we have identified as necessary to maintain an attentive, high-functioning board. When the Nominating and Corporate Governance Committee identifies desirable skills that are lacking among incumbent directors, the Committee searches to identify candidates who would add the missing skills. The search includes soliciting suggestions from incumbent directors, management or others and evaluating suggestions submitted by shareholders. The Committee may also engage a third party to identify and evaluate candidates and has done so in the past.

As noted above, in addition to seeking to expand the skills of the board of directors when adding new members to the board of directors, the Committee also considers matters of the diversity of the members of the board, including with respect to professional experience and industry background, as well as gender and geographic diversity. The Committee evaluates the candidates and if it agrees on the suitability of a candidate, the candidate is interviewed by each member of the board of directors, generally in separate meetings. The Committee may also ask the candidate to meet with management.

If the Committee concludes a candidate has skills which would add value to the board and if the candidate meets all of the requirements for membership, the Committee will recommend the candidate to the full board for nomination for election or appointment (if the purpose of the search was to fill a vacancy).

As noted in his biographical information on page 16, Mr. Hauser joined FairPoint Communications, Inc. in July 2009 as its Chairman of the Board and Chief Executive Officer and served as a consultant to the company from August 2010 until March 2011. In October 2009, FairPoint Communications and all of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. The Nominating and Corporate Governance Committee has evaluated this event with respect to Mr. Hauser’s nomination for reelection to the board of directors. Considering the well-publicized challenges facing FairPoint Communications at the time Mr. Hauser joined that company, his awareness of those challenges and his commitment to FairPoint Communications in the face of those challenges, the Committee and the full board support his nomination for re-election to the board.

Before recommending a sitting director for re-election, the Nominating and Corporate Governance Committee considers whether the director’s re-election would be consistent with the criteria for board membership in our Corporate Governance Guidelines (as described above), the skills identified in the matrix used by the Committee (as described above) and applicable rules and requirements of the SEC and NYSE. This process includes a review by the Nominating and Corporate Governance Committee of the responses to the annual director questionnaires.

Our directors share certain characteristics that we believe are critical to effective board membership. They include sound and mature business judgment and critical thinking skills essential to intelligent decision-making, experience in policy-making, integrity and honesty, and the ability to collaborate effectively. These characteristics, and the specific experiences and qualifications noted in the biographies found in the section headed “Nominees for Election” support the board’s nomination for election of each of these individuals.

Communications with the board

Shareholders and other interested parties can communicate with our board in various ways. They may write the board at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209; they may contact the board anonymously and confidentially through our EnTegrity Assistance Line; and they may attend our annual shareholders meeting, where they will have the opportunity to talk directly to members of our board.

Letters to the board should be addressed in care of our Secretary, who the board has authorized to receive and process written correspondence. He will direct correspondence about issues within the board’s scope of responsibility directly to the Chairman and to the chairman of any committee to which the correspondence relates. Customer complaints and other correspondence about ordinary business matters are sent directly to the applicable business. Correspondence of other types is not forwarded to the board but held by the Secretary and made available to any director who wishes to see it.

Shareholders and other interested parties who wish to send anonymous and confidential correspondence to the board may do so through our EnTegrity Assistance Line. The line is staffed by an independent third party who is responsible for receiving and forwarding messages on the line. Instructions for using the line are available under the “Corporate Governance” link accessed from the “For Investors” link on our website at www.enproindustries.com. Items addressed to the board of directors are forwarded to the Chairman of the Audit and Risk Management Committee, a non-management director. Items not addressed specifically to the board of directors are forwarded to our Director of Internal Audit, who reports directly to the Audit and Risk Management Committee and is a member of our internal Corporate Compliance Committee. The Director of Internal Audit periodically updates the Audit and Risk Management Committee about the investigation and resolution of all reports alleging financial and other types of misconduct.

Director compensation

Our non-employee directors received the following compensation for 2018:

•an annual cash retainer of $80,000; and

•an annual grant of phantom shares equal in value to approximately $95,000.

Additional cash compensation is paid to:

•the chairman of our Compensation and Human Resources Committee, who receives an annual fee of $15,000;

•the chairman of our Audit and Risk Management Committee, who receives an annual fee of $20,000;

•the chairman of our Nominating and Corporate Governance Committee, who receives an annual fee of $10,000; and

•our Chairman, who receives an additional annual fee of $50,000 for his service in that capacity.

Compensation is prorated for service in any of these capacities for a portion of the year. In addition, each director may be granted phantom shares upon his or her initial election to the board. The amount of such an award is determined by the Nominating and Corporate Governance Committee and has generally been based on the number of days remaining in the year that the director is elected.

Employee directors receive no compensation for serving on our board.

We periodically review benchmarking studies to evaluate the amount and form of compensation paid to non-employee directors relative to the compensation paid to non-employee directors of peer companies. Based on this evaluation and our analysis of the service required of our non-employee directors, we believe that the compensation paid to our non-employee directors is reasonable.

Non-employee directors are generally granted phantom shares at the first meeting of the Compensation Committee each year. Phantom shares are fully vested when awarded and are paid in shares of common stock when a director ceases his or her service on the board.

Board members are required to own the company’s stock. Each director has five years from the date he or she joins the board to accumulate EnPro shares equal in value to at least five times the annual cash retainer paid to directors. Phantom shares count toward this requirement. We examine compliance with this policy each February. As of February 13, 2019, all of the directors complied with this requirement.

A Deferred Compensation Plan allows non-employee directors to defer receipt of all or part of the cash portion of their annual retainer fees. The deferred portions of the fees can be directed to a cash account or a stock account. Fees deferred into a cash account are credited with a return based on an investment option chosen by the director from those available under our Retirement Savings Plan for Salaried Employees (excluding our common stock). Fees deferred into a stock account are credited with stock units, each equal in value to the fair market value of one share of our common stock on a given date. All amounts deferred are payable after a director ceases his or her service on the board. As of December 31, 2018, the following directors had deferred compensation balances under the plan: Mr. Botts, 2,734 stock units; Mr. Brueck, 6,241 stock units; Mr. Hauser, $928,303 and 7,903 stock units; and Mr. Humphrey, 2,180 stock units.

The following table presents the compensation we paid to all non-employee directors for their service in 2018.

2018 Non-Employee Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	All Other Compensation ($) (3) (g)	Total ($) (h)
Thomas M. Botts	95,000	94,997	9,802	199,799
Felix M. Brueck	80,000	94,997	7,112	182,109
B. Bernard Burns, Jr.	100,000	94,997	10,875	205,872
Diane C. Creel	80,000	94,997	15,853	190,850
Adele M. Gulfo	13,696	16,424	59	30,179
David L. Hauser	140,000	94,997	22,808	257,805
John Humphrey	80,000	94,997	4,478	179,475
Kees van der Graaf	80,000	94,997	10,163	185,160

(1)Messrs. Brueck, Hauser and Humphrey deferred $80,000, $140,000 and $80,000, respectively, of the fees earned in 2018 pursuant to our Deferred Compensation Plan for Non-Employee Directors. Of these amounts, Messrs. Brueck and Humphrey each elected to defer $80,000, into a stock account and as a result an aggregate of 1,151 stock units, individually, were credited to each of them under our Deferred Compensation Plan for Non-Employee Directors. The grant date fair value of such stock units is equal to the dollar amount of the fees deferred into the stock account. Mr. Hauser elected to defer $140,000 into a cash account.

(2)On February 12, 2018, each director then serving as non-employee member of the board received a grant of 1,176 phantom shares to be settled in shares of common stock. The stated value is based on the closing price of our common stock on the immediately preceding trading date, which was $80.78 per share. On October 30, 2018, Ms. Gulfo received a pro rata grant of 284 phantom shares to be settled in shares of common stock, with a stated value based on the closing price of our common stock on the immediately preceding trading date, which was $57.83 per share. As of December 31, 2018, the non-employee directors held the following numbers of phantom shares, including phantom shares to be settled in cash:

Director	Number of Phantom Shares
Thomas M. Botts	10,275
Felix M. Brueck	7,537
B. Bernard Burns, Jr.	11,423
Diane C. Creel	16,588
Adele M. Gulfo	285
David L. Hauser	23,951
John Humphrey	4,740
Kees van der Graaf	10,659

(3)Such amounts equal the aggregate grant date fair value of phantom shares to be settled in shares of common stock issued pursuant to the dividend equivalent rights provisions of previously granted awards of phantom shares to be settled in shares of common stock with respect to dividends paid on our common stock in 2018. The grant date fair value of each such dividend equivalent issuance is equal (subject to rounding of the number of phantom shares issued) to the cash dividend payable on the number of shares of our common stock equal to such director’s aggregate number of phantom shares to be settled in shares of common stock held as of the record date for the payment of such dividend.

At its February 2019 meeting, the board of directors approved the following changes to the compensation for non-employee directors:

•the annual cash retainer was increased to $90,000; and

•the value of the annual grant of phantom shares was increased to $110,000.

These changes are effective for compensation paid following the February 2019 board meeting.

Audit Committee report

The Audit Committee oversees the quality and integrity of our financial reporting processes and our internal accounting controls. Management prepares our financial statements and establishes and maintains adequate internal control over financial reporting. The independent registered public accounting firm performs an independent integrated audit of those financial statements and the effectiveness of our internal control over financial reporting.

The Audit Committee has met and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited 2018 consolidated financial statements and our internal control over financial reporting. In meeting with the Audit Committee, management informed the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting was effective as of December 31, 2018. The Audit Committee reviewed and discussed the consolidated financial statements and our system of internal control over financial reporting with management and PricewaterhouseCoopers.

In addition, the Audit Committee:

•discussed with PricewaterhouseCoopers Auditing Standard No.1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board,

• received the written disclosures and the letter from PricewaterhouseCoopers relating to the firm’s independence required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and

•confirmed with PricewaterhouseCoopers the firm’s independence from us.

The Audit Committee also discussed with our internal auditors and PricewaterhouseCoopers the overall scope and plans for their respective 2018 audits. With and without the presence of management, the Audit Committee met with the internal auditors and PricewaterhouseCoopers to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

Relying on its discussions with management and PricewaterhouseCoopers and its review of management’s representation and the report of PricewaterhouseCoopers to it, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 to be filed with the SEC.

Audit and Risk Management Committee

Thomas M. Botts
Felix M. Brueck
B. Bernard Burns, Jr.
Diane C. Creel
Adele M. Gulfo
David L. Hauser
John Humphrey
Kees van der Graaf

February 12, 2019

Compensation and Human Resources Committee report on
 executive compensation

The Compensation and Human Resources Committee develops and oversees the implementation of our compensation philosophy and strategy. The committee assists the board of directors by monitoring the appropriateness and cost of our compensation and benefit programs, particularly for the CEO and the other senior executives.

The section entitled “Compensation Discussion and Analysis” explains the material elements of our compensation program and provides an analysis of the material factors underlying the committee’s compensation policies and decisions. The committee has reviewed and discussed the section with management, and recommended to our board of directors that it be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation and Human Resources Committee

Thomas M. Botts
Felix M. Brueck
B. Bernard Burns, Jr.
Diane C. Creel
Adele M. Gulfo
David L. Hauser
John Humphrey
Kees van der Graaf

February 12, 2019

Compensation discussion and analysis

This compensation discussion and analysis provides information about our 2018 compensation program for our named executive officers or NEOs. For 2018, those officers are:

•Stephen E. Macadam, President and Chief Executive Officer (and principal executive officer);

•J. Milton Childress II, Executive Vice President and Chief Financial Officer (and principal financial officer);

•Marvin A. Riley, Executive Vice President and Chief Operating Officer;

•Robert S. McLean, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary; and

•William C. O’Neal, Senior Vice President, Strategy, Corporate Development and Investor Relations.

Our Compensation and Human Resources Committee (which we refer to in this “Compensation Discussion and Analysis” section as the “Committee”) and our board of directors determine executive compensation based on a comprehensive view of factors designed to produce long-term business success. The objectives of our executive officer compensation programs are to attract, motivate and retain key executives who will drive our success. Our pay practices reward these executives for superior performance and align their interests with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•is tied to business performance. A substantial portion of each executive officer’s total compensation opportunity is based on our financial results—disappointing performance results in little or no payout while superior performance leads to superior payouts—and the portion of compensation based on our financial performance increases with the officer’s level of responsibility;

•is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests;

•enhances retention of our executives. Much of their total compensation vests over several years;

•links a significant portion of their total pay to the execution of strategies intended to create long-term shareholder value;

•enables us to compete effectively for talented individuals who will help us successfully execute our business plan; and

•does not encourage our executives to take unnecessary or excessive risks.

The following charts show the relative portion of our CEO’s total 2018 target in-service compensation and the average target in-service compensation of the other NEOs serving as executive officers as of the date of this proxy statement. Target in-service compensation consists of base salary paid in 2018, target annual performance-based cash compensation awards made in 2018, target long-term incentive performance-based cash and equity compensation awarded in 2018, other long-term equity compensation in the form of restricted stock units awarded in 2018 and other compensation not related to changes in retirement benefits.

CEO Target In-service Compensation

Other NEOs Average Target
In-service Compensation

In structuring annual and long-term incentive compensation opportunities, we select performance measures that we believe significantly drive the value of our company. For 2018, we selected a combination of incentive performance measures that focus on driving operating earnings and rewarding the appropriate use of capital, and include a relative shareholder return measure to evaluate our performance relative to a peer group. We set goals against these measures and make little or no payment for poor performance against our goals, though our executives can earn significant payment relative to their salary levels for superior performance against them. We make annual awards of restricted stock units which vest after three years, both to encourage retention and to provide an incentive for performance to increase the value of our shares.

The following table summarizes the key elements of our 2018 executive compensation program:

Pay Element	Primary Purpose	Key Characteristics
Base Salary	To compensate the executive fairly and equitably compared to their external market peers.	Fixed compensation that is reviewed annually.
Annual Performance- Based Incentive Awards	To motivate and reward organizational achievement against our strategic growth initiatives.	Variable compensation component; based on pre-established company goals relating to Adjusted EBITDA and Return on Invested Capital (ROIC).
	To align executives’ short term decisions with annual earnings growth and ensure effective capital deployment and working capital management objectives.	Corporate executives are measured against companywide achievement.
Long-Term Awards	To align executives with shareholder interests, to reinforce long-term value creation, and to provide a retention incentive.

Variable compensation component. Reviewed and granted annually. Long-term grants are split equally between long-term incentive plan (“LTIP”) awards payable in cash (33%), LTIP awards payable in common stock (33%) and restricted stock units (33%).

LTIP Performance Cash	To motivate and reward effective capital deployment, earnings growth, effective PP&E spend and working capital management, and effective merger & acquisition spend and performance.	Grants based on three-year ROIC achievement compared to targets averaged over the performance period.
LTIP Performance Stock

To motivate executives by tying incentives to our multi-year financial goals and relative total shareholder return (“rTSR”) driving effective decision making and reinforcing the link between our executive officers and our shareholders.

Grants based on three-year rTSR measured against performance relative to peers.
Restricted Stock Units	To motivate the appropriate behaviors delivering superior long-term total shareholder return. Also promotes a base-level of executive retention.

Stock price growth and retention. Awards are subject to continued employment throughout the three-year period, with pro rata vesting upon retirement. No vesting upon a change of control if the awards are assumed by the acquiror.

Health/Welfare Plan and Retirement/Deferral Benefits	To provide competitive benefits promoting employee health and productivity and supporting financial security.	Fixed compensation component.
Perquisites and Other Benefits	To assist in attracting and retaining executive officers by providing minimal perquisites in general, but with limited additional perquisites.	Fixed compensation component.
Change-in-Control Protection	To provide continuity of management and bridge future employment if terminated in connection with a change-in-control.	Fixed compensation component; only paid in the event employment is terminated other than “for cause” or for “good reason”, in either case, in connection with a change in control.

Summary of business highlights

In 2018, we continued to pursue our long-term objectives for profitable growth by strategically investing to organically grow our businesses through investments in commercial excellence, operations, and innovation. Despite experiencing, and addressing, challenges in our heavy-duty trucks business in 2018, we experienced strong year-over-year sales growth across each of our three segments and our performance, based on adjusted EBITDA, improved from the prior year.

Continued Growth. In 2018, we experienced positive demand levels and increased activity in many of our markets. In our Sealing Products segment, we experienced strong demand in the semiconductor, food and pharmaceutical, general industrial, aerospace, metals & mining, and heavy-duty truck OE end markets. Positive market momentum in these markets was partially offset by continued softness in the industrial gas turbines market, which led to our decision to exit our facility servicing that market. In our Engineered Products segment, we benefited from strong demand in the oil and gas and general industrial markets. In our Power Systems segment, engine and aftermarket demand increased compared to 2017.

Acquisitions. We continue to pursue strategic acquisition opportunities in a number of markets, including the semiconductor, food and pharmaceutical, and aerospace markets. We did not complete any acquisitions during the year due to a variety of factors, including currently elevated market valuations and value-impacting diligence findings.

Dividends and share repurchases. In 2018, we continued our quarterly dividend payments to shareholders, and increased the quarterly dividend in the first quarter from $0.22 to $0.24 per share. In addition, we continued our efforts to return capital to our shareholders by repurchasing shares under the $50 million share repurchase program authorized in 2017, which we completed during the third quarter of this year. Through the duration of the program, 665,984 shares were repurchased.

Our Board of Directors authorized a new share repurchase program in the fourth quarter. Under the new share repurchase program, our company can repurchase up to $50 million of its common shares over a two year period of time beginning on October 31, 2018. Through the end of the fourth quarter, we had not yet made any share repurchases under the new program.

We regularly evaluate our capital allocation strategy based on company performance and anticipated capital requirements for growth, and we will continue this practice in 2019.

Cash collections related to the asbestos claims resolution process. In 2018, we received a $97 million tax refund related to the funding of the trust that was established at the conclusion of the asbestos claims resolution process (ACRP) in July 2017. An additional $36 million tax refund remains outstanding and is expected to be received in 2019. We collected $30 million of insurance receivables related to the ACRP during 2018. $12.6 million of insurance receivables remain outstanding, of which we expect to collect $10.1 million in 2019.

Capital structure. In October, we closed an offering of $350 million 5.75% senior notes due 2026, and on October 31, 2018, the preexisting $450 million 5.875% senior notes due 2022 were redeemed in full. In addition to lowering the fixed interest rate and extending the tenor by an additional four years, the new issuance provides greater flexibility to pay down debt and more favorable indenture provisions.

Shareholder engagement

Throughout the course of each year, we speak with numerous shareholders, including frequent conversations with many of our largest shareholders. These conversations cover a wide range of topics, including our strategic direction, financial performance, future growth opportunities, capital allocation strategy, and management practices. During these conversations in 2018, our shareholders generally supported our compensation practices and policies. We did receive constructive feedback, which was communicated to the Committee.

At our 2018 annual meeting, we asked our shareholders to support a non-binding resolution to approve the compensation paid to our named executive officers as reported in our proxy statement for that meeting. Of the shares voted “for” or “against” that proposal, over 95% of the shares were voted “for” approval of that resolution. The Committee typically establishes incentive compensation opportunities each February. While the May 2018 shareholder vote occurred after the structure for the 2018 compensation awards had been set by the Committee, the 2018 shareholder vote was considered by the Committee in determining the compensation program for 2019.

Compensation practices

All of our non-management directors sit on our Compensation and Human Resources Committee. The primary function delegated to the Committee by our board is overseeing the appropriateness and cost of our compensation programs, particularly the program for executive officers.

The role of the executive officers

Certain members of our senior management team help prepare for and attend meetings where executive compensation, company performance targets, and competitive compensation levels and practices are discussed and evaluated. However, only the Committee members are allowed to vote on decisions regarding executive compensation. The Committee also receives recommendations from our CEO regarding the compensation of our other officers, including the other NEOs. Our CEO does not participate in the deliberations of the Committee and Board regarding his own compensation.

The role of the independent executive compensation consultant

The Committee engages an independent compensation consultant to provide expertise on competitive pay practices and compensation program design and an objective assessment of any inherent risks of any compensation programs. Pursuant to the authority granted to it under its charter, the Committee has retained Pearl Meyer as its independent consultant. Pearl Meyer reports directly to the Committee and does not provide additional services to management. The Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC rules, NYSE listing standards, and the requirements of the Committee’s charter, and has determined that work performed by Pearl Meyer does not create a conflict of interest and that Pearl Meyer is independent.

Tax deductibility considerations

The tax reform legislation enacted in December 2017 eliminated the performance-based exception for new awards from the $1.0 million deductibility limitation of compensation paid to named executive officers. While the Committee continued to use performance-based compensation arrangements for awards to the NEOs made in 2018, that incentive compensation will no longer be excepted from the limitation on deductibility for federal income tax purposes.

Compensation program design

To design an executive compensation program that is in line with the policies described below, the Committee considered:

•the executive compensation and market competitiveness studies described below;

•internal pay fairness;

•comprehensive compensation histories for each of our executive officers which include each element of compensation and benefits (salary, incentive awards, equity grants, retirement benefits, and possible severance or change in control payments);

•the impact of tax and accounting rules;

• whether the structure of our compensation programs creates an incentive for taking excessive risk; and

•trends affecting the company’s markets.

When setting targeted in-service compensation for each of our executive officers, the Committee considers individual performance, experience and tenure. In evaluating the reasonableness and competitiveness of targeted in-service compensation, the Committee reviews compensation data for a broad survey group and for a peer group prepared by its independent executive compensation consultant.

The following table highlights key features of our executive compensation program. We also identify certain compensation practices that the Committee has not implemented because it does not believe they would serve our shareholders’ long-term interests.

What we do
✓

We make variable, performance-based compensation a significant component of each executive officer’s total compensation and increase the proportion of variable compensation to total compensation as levels of responsibility increase.

✓	We balance short-term and long-term compensation to discourage short-term risk-taking at the expense of improvement in long-term results.
✓	We require meaningful stock ownership and retention at levels that increase with responsibility.
✓	We have implemented a one-year holding requirement for net after-tax shares earned under our long-term incentive awards payable in stock.
✓	We use a performance measure relative to the performance for comparable companies for our long-term incentive awards payable in stock.
✓	The Committee uses an independent executive compensation consultant which reports directly to the Committee and does not provide any other services to our company.
✓	We have a clawback policy for the recovery of performance-based compensation in the event of executive officer misconduct related to our financial results.
What we don’t do
X	We do not permit hedging transactions on our stock.
X	We do not vest time-based equity awards in less than three years.
X	We do not re-price stock options without shareholder approval or permit discounted stock options.

Stock ownership and retention requirements

Each executive officer is required by policy to hold shares of our common stock with a market value at least equal to a specific multiple of the officer’s base salary. The multiple increases with the officer’s level of responsibility. The minimum ownership required for our CEO is 5.0 times base salary; for all other NEOs, the minimum is 2.5 times base salary. Minimum levels for the other executive officers range from 0.75 times to 1.5 times base salary. In light of this policy, the Committee believes it is appropriate to provide officers with an opportunity to earn shares as part of their long-term incentive awards.

Once named an executive officer, an individual has five years to reach the minimum stock ownership requirement for his or her position. An executive officer who fails to maintain the required level of ownership must retain 50% of any shares received under any company equity award plan until he or she satisfies the requirement. Restricted shares of our common stock and restricted stock units count toward minimum ownership only after the restrictions lapse.

We check for compliance with this policy in connection with our board of directors meeting held each February. As of the date of the Committee’s February 2019 meeting, all of our current named executive officers who have been executive officers for at least five years held at least the minimum number of shares.

Annual compensation decisions

We generally make compensation decisions and grant equity and other compensation awards only on an annual basis. We make interim adjustments and awards only in unusual circumstances, such as in connection with a material change in an executive officer’s responsibilities.

Anti-hedging policy

Our policies prohibit employees, officers and directors from using the company’s securities in any hedging or monetization transactions. The prohibition includes but is not limited to, the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the company’s securities.

Pledging policy

Our policies prohibit executive officers from pledging EnPro shares that they own as collateral, including holding EnPro shares in a margin account, unless the officer holds unpledged shares at least equal to the amount required under our stock ownership and retention policy and receives pre-approval of the pledge from our General Counsel. Under our policies, a pledge may not be approved unless the officer clearly demonstrates the financial capacity to repay the loan or obligation secured by the pledge without resorting to the pledged shares. Mr. Macadam has pledged 100,000 shares to secure a managed trading program with respect to a broad securities index that does not include any EnPro securities. This pledge transaction was approved in advance in accordance with our policy.

Clawback policy

Our clawback policy allows the company to recover performance-based compensation from any executive officer who engages in fraud or willful misconduct that requires us to restate our financial results. Under the policy, we are entitled to recover cash awards made under our annual incentive performance plan and cash or equity-based incentive awards made under our long-term incentive performance plan. If the Committee determines the compensation would have been lower if it had been based on the restated results, it will, to the extent permitted by law, seek to recover from the executive officer all performance-based compensation it deems appropriate after a review of all relevant facts and circumstances.

Market competitiveness analyses

In evaluating target compensation levels, the Committee has requested its independent executive compensation consultant, Pearl Meyer, to prepare benchmarking studies. These studies have been prepared and presented to the Committee every two years. The most recent study presented to the Committee, prior to the compensation decisions it made in February 2018, was prepared in October 2016.

In its benchmarking studies, Pearl Meyer compared the specific compensation elements we awarded to each of our executive officers to those awarded to executive officers with similar responsibilities of each member of the peer group and the broader survey group and to the relevant medians of the peer group and survey group. Based on its analysis, Pearl Meyer advised the Committee on adjustments to base salary, annual incentive award and long-term incentive awards for each named executive officer. Peer and survey compensation data allow the Committee to determine whether our compensation programs and target compensation levels for executive officers are reasonable and competitive.

At the direction of the Committee, Pearl Meyer screened and reviewed companies included in Standard & Poor’s Global Industry Classification Standard Capital Goods industry classification, reviewed the peer groups included in the 2016 reports of certain principal proxy advisory firms, and conducted an analysis to identify potential peer companies, evaluating comparability in terms of sales, business mix alignment, and market value. The peer group selected by the Committee for the 2016 study, consistent with Pearl Meyer’s recommendation following its analysis, was as follows:

•Actuant Corporation	•Barnes Group, Inc.
•Circor International, Inc.	•Clarcor, Inc.

•Crane Co.	•Curtiss Wright Corp.
•Graco Inc.	•IDEX Corporation
•Nordson Corporation	•TriMas Corporation
•Mueller Water Products, Inc.	•Watts Water Technologies, Inc.
•Woodward, Inc.

Annual revenues of the peer companies ranged from $621 million to $2.7 billion, with median revenues of $1.4 billion. The market capitalization of the peer companies at the time of the study ranged from $858 million to $7.0 billion, with median market capitalization of $3.1 billion. After completion of this study, Clarcor, Inc. was acquired by Parker-Hannifin Corporation.

For executive compensation purposes, we believe a comparison of the relative size and complexity of a company is more important than a comparison of specific products manufactured. These are the types of companies with whom we compete for management personnel and therefore we believe it is appropriate for us to compare our compensation practices with theirs.

Evaluation of incentives for excessive risk

To discourage excessive risk, the Committee seeks to balance:

•fixed and variable compensation,

•short-term and long-term compensation,

•the performance measures used to determine incentive compensation, and

•the level of in-service and post-retirement benefits.

The Committee has specifically evaluated the company’s compensation structure and practices and concluded that they do not establish incentives for unnecessary or excessive risk.

Compensation analysis

The following section discusses and analyzes each element of our executive compensation program.

Base salary

Base salaries give our officers a relatively secure level of compensation. Adjustments to base salary rates typically are made in February of each year and are effective on or about April 1, though mid-year adjustments may be made in the event of promotion or other special circumstance. In February 2018, the Committee increased Mr. Macadam’s base salary rate by 1.4%. In February 2018, the Committee also adjusted the base salary rates of the other named executive officers in 2018 from the levels paid in 2017. These increases averaged 4.2%, with individual increases ranging from 2.9% to 6.1%. In April 2018, the Committee further increased Mr. Riley’s base salary an additional 11% in connection with the transition of his responsibilities as Executive Vice President and Chief Operating Officer.

Annual performance incentive plan awards

The plan used by the Committee to make annual incentive compensation awards is designed to give executive officers a personal financial incentive to help us reach annual business goals. We refer to this plan as the annual performance plan.

The amount of awards paid under our annual performance plan is based on performance relative to threshold, target and maximum performance levels set when the awards are made. When performance falls below the threshold, executives receive no payout. Payouts at a threshold level of performance are 50% of the target payout, payouts at a target level of performance are 100% of the target payout, and payouts at a maximum level of performance are at 200% of the target payout. Performance between any of the established levels yields a proportional payout. The Committee, after reviewing the company’s performance in 2018, was permitted to adjust amounts payable under the awards in its discretion.

For 2018, the performance measures and weightings for the annual performance plan were:

Adjusted EBITDA	50%
Adjusted return on invested capital	50%

Why we use adjusted EBITDA and adjusted return on invested capital to measure performance

The Committee selected these performance measures because they are the critical measures we use internally in managing our businesses and are measures of our profitability and the performance of our assets relative to our investment. The Committee believes that performance against these measures significantly drive the value of our company. The Committee believes that the adjustments to EBITDA (or, earnings before interest, income tax, depreciation and amortization expenses) and return on invested capital permit a more accurate measure of the operating performance of our businesses. In selecting these performance measures, setting the performance goals and awarding the corresponding incentive opportunities, the Committee took into account management’s recommendations.

Financial goals for 2018

The following table presents the 2018 financial goals set for the annual performance plan. The table shows goals for threshold, target and maximum performance levels, actual 2018 performance and weighted payout percentages for each goal.

	Performance Levels			Actual Performance
(dollars in millions)	Threshold	Target	Maximum	Amount	Weighted Payout %
Adjusted EBITDA(1)	$195.0	$224.2	$254.5	$227.2	54.9%
Adjusted return on invested capital(1)	16.1%	18.2%	20.3%	18.4%	54.7%

(1)Adjusted EBITDA is calculated by adding interest, income tax, depreciation and amortization expenses to earnings and further adding certain selected expenses that the Committee believes do not reflect normal operating conditions, subtracting certain selected income items that the Committee believes do not reflect normal operating conditions and adjusting for the translation impact of foreign currency exchange. Adjusted EBITDA is calculated in a manner consistent with adjusted EBITDA as presented by the company in its quarterly and annual earnings announcements. The calculation of adjusted return on invested capital is based on adjusted operating income, which includes the same adjustments to EBITDA in determining adjusted EBITDA, as described above, and also reflects the impact of depreciation and amortization. Adjusted return on invested capital is calculated by taking adjusted operating income multiplied by the difference between 1 minus the tax rate (expressed as a fraction) then adding depreciation and amortization expense, with such amount then divided by the sum of average working capital, average gross property, plant and equipment and average gross software investment. Corporate administrative expenses are subtracted from the sum of the operating segments’ adjusted operating income. The Committee believes adjusted return on invested capital comprehensively measures the performance of our assets relative to our investment and fairly measures our ability to generate earnings in relation to the investment required to generate those earnings. Adjusted EBITDA, adjusted operating income and adjusted return on invested capital are not financial measures under generally accepted accounting principles (“GAAP”).

The plan payouts at the target performance level, as a percentage of base salary, and the actual payout as a percentage of salary for the named executive officers were as follows:

	Target Payout, as Percentage of Salary	Actual Payout, as Percentage of Salary
Macadam	105%	115%
Childress	70%	76%
Riley	70%	76%
McLean	55%	60%
O’Neal	45%	49%

Target award levels set by the Committee for the named executive officers were based on historical award levels, a review of the Pearl Meyer market studies and management recommendations.

To set 2018 performance levels, the Committee reviewed a top-down estimate of our performance for the year based on management’s expectations for each of our markets and a bottom-up review of each division’s strategy and forecast for its performance. The Committee evaluated these internal estimates against external expectations for the performance of our markets and then set our goals for the year, with target performance levels considered to be stretch goals.

When 2018 operating performance goals were set, we anticipated favorable conditions in most of our markets to continue following a strong 2017 with the notable exception of the industrial gas turbine market, which we expected to continue to decline. We also anticipated growing commodity cost pressures due in part to uncertainty over global tariffs. In addition, while we entered the year with a strong engine backlog in our Power Systems segment, we had concerns over flat military marine parts orders and the impact of the zero-profit multi-year contractual arrangement with Electricité de France (“EDF”).

The 2018 target corporate performance levels reflected year-over-year growth in EBITDA of approximately 3.1% compared to actual 2017 results. On an adjusted basis, to neutralize the effect of (1) currency differences between average rates during 2017 and rates at the end of 2017, (2) the 2017 acquisitions of Qualiseal and CVC, (3) the 2017 EDF gain related solely to the weakening U.S. dollar relative to the euro, and (4) two legal settlements in 2017, the 2018 target performance level reflected EBITDA growth of approximately 6.7%.

Our 2018 results benefitted from stronger than expected results in our Engineered Products and Power Systems segments driven by the commercial and manufacturing initiatives that were executed throughout the year, continued strength in petrochemical, general industrial and automotive markets, and engine parts and service revenues that significantly exceeded expectations coming into the year. The strong performance in our Engineered Products and Power Systems segments was partially offset by performance in our Sealing Products segment related to worsening conditions in the industrial gas turbine market and challenges in our heavy-duty trucking brake products business.

As a result, we achieved performance above the target levels. Our overall adjusted EBITDA was $227.2 million (between the target and maximum levels) and our overall adjusted return on invested capital was 18.4% (also between the target and maximum levels).

Accordingly, based on the payout levels established by the Committee for the annual performance plan, the named executive officers received payouts of 109.6% of the target level.

The dollar amount of these payouts under the annual performance plan to each of the named executive officers is included in column (g) (see footnote 2) of the summary compensation table.

Long-term compensation

Awards made for 2016-2018 cycle

Long-term compensation grants to our executive officers provide them with personal financial motivation and a stake in our long-term success. The Committee believes these awards also help us retain executives who are committed to achieving our corporate goals. In 2016, the target level of our long-term compensation awards was generally split equally in three separate awards:

•long-term incentive compensation payable in stock;

•long-term incentive compensation payable in cash; and

•restricted stock units with time-based vesting.

In addition, restricted stock unit awards were made to executive officers who elected to participate in our management stock purchase deferral plan described below (see “—Retirement and other post-termination compensation—Deferred compensation and management stock plans”).

The Committee believes that both long-term incentive compensation awards (“LTIP awards”) payable in cash and payable in stock serve to align our officers’ long-term interests with those of our shareholders. The award of a substantial portion of long-term compensation in the form of time-vested restricted stock units helps to ensure retention of these executives.

The amount of cash for a cash LTIP award and the number of shares for a stock LTIP award payable under the award are based on our performance against selected financial goals over a three-year period. For our LTIP award opportunities, the Committee set threshold, target and maximum levels. Performance below the threshold level results in no payout, performance at the threshold level results in a payout at one-half of the amount at the target level, and performance at the maximum level or above results in a payout of twice the amount set for the target level. We extrapolate to determine the payout for performance between these levels. Performance levels are adjusted to account for dispositions, acquisitions and other corporate restructuring transactions.

Payments under 2016 LTIP awards payable in cash were based on our adjusted return on invested capital over the three-year (2016-2018) performance period against threshold, target and maximum levels established when the awards were granted. In contrast to our use of adjusted return on invested capital under our annual performance plan, for these awards this return on invested capital measure includes goodwill and other intangible assets.

The number of shares to be issued under the LTIP awards payable in stock was based on our total shareholder return (or TSR) over the same three-year period relative to TSR of the S&P SmallCap 600 Capital Goods (Industry Group) Index over that period. EnPro is one of the companies included in this index. Payment at 50% of the target level of these awards would occur if our TSR relative to the TSR of the index was at the 35th percentile, with target payments at the 50th percentile and payments at 200% of the target level at the 75th percentile. The LTIP awards limit the payout to the target level in the event that absolute TSR is negative and require recipients to hold the net after-tax shares issued at the end of the three-year performance period for an additional year.

Restricted stock units further our goals of aligning officers’ long-term interests with those of our shareholders and increasing management’s ownership stake in our company. They vest three years after the date of grant subject to the executive’s continued employment during that period. In the event of death, disability or a change in control of the company, they vest earlier. In the event of an executive’s retirement, the restricted stock units vest pro rata based on the number of months he or she was employed after the grant date through the retirement date compared to the scheduled 36-month period.

The LTIP awards and restricted stock units awards provide that, if the resulting entity in a change in control assumes the awards, the awards will vest early in connection with a change in control only if within two years after the change in control the employee is terminated without “cause” or the employee resigns for “good reason,” as such terms are defined in the awards.

The following table shows goals for threshold, target and maximum performance levels, actual performance and payout percentages for the LTIP awards payable in cash based on adjusted return on invested capital and LTIP awards payable in stock based on relative TSR percentile:

Award Type	Performance Measure	Performance Levels			Actual Performance
(dollars in millions)		Threshold	Target	Maximum	Amount	Payout %
Cash LTIP	Adjusted return on invested capital	9.2%	10.2%	11.2%	10.0%	90.0%
Stock LTIP	Relative TSR	35.0%	50.0%	75.0%	60.7%	142.8%

The following table sets forth for each named executive officer the payout amount for the LTIP award payable in cash and the LTIP award payable in shares of stock for the 2016-2018 performance period:

	Actual Payout
	Cash LTIP	Stock LTIP
Macadam	$630,000	22,550
Childress	$140,421	5,025
Riley	$79,042	2,829
McLean	$91,473	3,275
O’Neal	$36,632	1,312

When the ROIC target for the 2016-2018 performance period was established, we anticipated a recovery in global industrial markets following challenging conditions in 2015, particularly in oil and gas and metals and mining. In 2016, the adverse trends deepened, and nearly all of the markets we served saw negative year-over-year trends. In 2017 and 2018, we benefitted from a recovery in many of the global industrial markets we serve and from the cost-savings, commercial and manufacturing initiatives that were executed in those years. These benefits were partially offset by challenging conditions in the industrial gas turbine market in both 2017 and 2018, and by performance in our heavy-duty trucking brake products business in 2018. While we saw year-over-year improvements in ROIC in both 2017 and 2018, performance for the three-year period was challenged by the unanticipated headwinds early in the period.

As a result, we achieved performance slightly below the targeted level for the cash LTIP awards, resulting in the named executive officers receiving payouts of 90.0% of the target level.

Our TSR over the three-year period relative to TSR of the S&P SmallCap 600 Capital Goods (Industry Group) Index was at the 60.7th percentile, between the target and maximum performance levels for our stock LTIP awards. The price of our common stock over that period benefitted from a number of factors, including principally the successful completion of the ACRP over that period, including agreements reached for the settlement of the ACRP in 2016 and consummation of the plan of reorganization to resolve the ACRP in July 2017. As a result, the named executive officers receiving payouts on their stock LTIP awards at 142.8% of the target level.

The dollar amount of the cash LTIP payout to each of the named executive officers is included in column (g) (see footnote 2) of the summary compensation table for the respective year. The value at December 31, 2018 of the restricted stock units that were awarded in 2016 and vested in 2019 is included in the table in “Executive compensation—Outstanding equity awards at fiscal year end.”

Awards granted in 2018

The target level of our long-term compensation awards made in February 2018 was generally split equally among LTIP awards payable in cash, LTIP awards payable in stock and restricted stock units with time-based vesting. These awards were in form substantially identical to the long-term compensation awards granted in 2016 as described above, with updated performance goals for the LTIP awards payable in cash. The Committee further authorized an additional award of 7,500 restricted stock units to Mr. Riley in May 2018 in connection with the full transition of his responsibilities to the role of Executive Vice President and Chief Operating Officer.

The following table sets forth for each named executive officer, the payout amount at target level of performance for the LTIP award payable in cash and the LTIP award payable in stock, along with the number of restricted stock units awarded in 2018. No additional restricted stock unit awards were made in 2018 related to our management stock purchase deferral plan as the Committee had terminated any further participation in that plan prior to 2018.

	Target Payout		Restricted Stock Units
	Cash LTIP	Stock LTIP
Macadam	$900,060	11,141	11,141
Childress	$168,740	2,090	2,090
Riley	$140,055	1,734	9,234
McLean	$108,779	1,347	1,347
O’Neal	$ 50,437	624	624

The grant date fair value of the target level payout of LTIP awards payable in stock made in 2018 and the grant date fair value of the restricted stock units awarded in 2018, in each case as determined under FASB ASC Topic 718, are included in column (e) (see footnote 1) of the summary compensation table and in column (l) of the table in “Executive compensation—Grants of plan-based awards.”

Perquisites

Since February 2006, we have provided only minimal perks, which include an umbrella liability policy, to our executive officers. In 2018, in connection with Mr. Riley’s transition as our Chief Operating Officer, we provided him with the use of a corporate apartment in Charlotte and a leased vehicle for use while he is in Charlotte.

Other in-service benefits

Our executive officers also receive the following benefits, which we provide to all salaried employees as compensation for their services to us:

•group health, dental and life insurance, part of the cost of which we pay;

•optional term life, accidental death and disability insurance and long-term disability insurance, the cost of which the employee pays; and

•travel and accident insurance, for which we pay.

We provide these insurance benefits because we believe they are standard parts of the compensation package available to salaried employees at companies of our size.

Retirement and other post-termination compensation

401(k) Plan

Our executive officers participate in our 401(k) plan on the same basis as other salaried employees. Under this plan, a portion of each participant’s compensation eligible for the plan (generally base-salary and annual incentive compensation) can be deferred into a 401(k) account, up to the annual limit set by the IRS. Each participant directs investments in the account. We match 100% of deferrals under this plan (other than catch-up contributions) up to the first 6% of the aggregate of annual salary and annual incentive compensation contributed by the participant. Our matching contributions are fully vested.

Deferred compensation and management stock plans

Our non-qualified, deferred compensation plan permits our executive officers to save for retirement on a tax-deferred basis beyond what is permitted under the 401(k) plan because of either federal tax code limits or the design of the 401(k) plan. In addition, this plan allows for matching contributions that cannot be made in the 401(k) plan because of federal tax code limits. These contributions are made at the same rate and are subject to the same aggregate limit as the 401(k) plan. The Committee believes this type of additional deferral and matching opportunity is an appropriate and customary component of a competitive compensation package for public company executive officers.

Our management stock purchase deferral plan permitted officers and other senior personnel to defer, for five years or more, up to 50% of annual incentive compensation. Deferred amounts were credited to these individual’s accounts based on the value of our common stock, with the payout at the end of the deferral period being based on the then-value of our common stock. Participants were eligible to receive awards of restricted stock units equal to 25% of the amount of compensation deferred. We closed this plan to further participation after the deferrals of 2016 annual incentive compensation under the plan.

Pension and defined benefit restoration plans

In 2006, we closed our defined benefit pension plan to new participants and froze the benefits of employees who had not reached 40 years of age. Employees who were age 40 or older were eligible to continue to accrue benefits under the defined benefit plan, which provides them a retirement benefit based on their years of service with the company and their final average compensation (base salary plus annual incentive compensation). Of the named executive officers, only Mr. Childress continues to accrue benefits under the defined benefit pension plan. The other NEOs were hired after 2006. For salaried employees, including Messrs. Macadam, Riley, McLean and O’Neal, who are not eligible to accrue benefits under the defined benefit plan because they were hired after 2006, we make a contribution equal to 2% of salary and annual incentive compensation to the employee’s account in our 401(k) plan. Any amount exceeding permitted 401(k) contributions is made to the deferred compensation plan.

We also provide our executive officers and others who participate in the defined benefit pension plan with a defined benefit restoration plan. The restoration plan gives them the benefits they would have received under our pension plan were it not for limitations under the pension plan. The federal tax code caps both the amount of annual compensation that the pension plan can take into account and the amount of annual benefits that the pension plan can provide. We include these caps in our pension plan in order to maintain its tax-qualified status. In addition, the pension plan does not take into account amounts deferred under our non-qualified deferred compensation plan. The defined benefit restoration plan permits participants to receive retirement pension benefits that take into account their full salaries and annual incentive compensation. Of the named executive officers, only Mr. Childress participates in the defined benefit restoration plan.

Management continuity agreements

In a situation involving a change in control of our company, our executive management would face a far greater risk of termination than other salaried employees. To attract qualified executives who might find other job opportunities with less risk to continued employment, we have entered into a management continuity agreement with each of our executive officers and division presidents. These agreements incentivize our executives to stay with us in the event of an actual or potential change in control, and are an important part of a competitive executive compensation package.

In establishing the terms of these agreements, we looked at similar arrangements established by peer companies with whom we believe we compete for talent and by our former corporate parent. Particular terms in these agreements, including the applicable continuation period and provisions increasing the amount payable to account for excise taxes for agreements entered into prior to 2009, reflect our subjective judgment regarding the terms offered in comparable agreements by peer companies and our desire to offer competitive arrangements for executive employment.

Each continuity agreement provides for continued employment of the individual for a specified period after a change in control, with the same responsibilities and authorities and generally the same benefits and compensation as the individual had immediately prior to the change in control (including average annual increases). The period covered by the agreement is based on the relative responsibilities of the executive officer. For Mr. Macadam, the period is three years; for the other executives, the period is two years. Under the agreements, the employee would be entitled to certain payments and other benefits if, during the continued employment period, we or our successor were to terminate the individual’s employment for reasons other than “cause,” or the individual voluntarily terminated his employment for a “good reason.” These terms are defined in the agreements.

For an executive to receive payments and benefits under these agreements, two events, or triggers, must occur. First, there must be a change in control of the company, and second, the executive’s employment must be terminated, either by the company, other than for “cause”, or by the executive for “good reason.” The second trigger incentivizes the executive to stay with the company and perform at a high level in the event of a change in control.

For more information about these payments and other benefits, see “Executive compensation—Potential payments upon termination or change in control.” The Committee has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable.

Severance policy

Our severance policies provide benefits to all full-time employees at our corporate office, including our executive officers. Under these policies, an executive officer whom we terminate without cause is entitled to continue receiving his or her base salary for a specific period. The terminated officer is also entitled to receive a pro rata portion of the annual incentive compensation payable for the year in which the officer is terminated, along with a pro rata payout of all LTIP awards based on the number of months the officer was employed in each performance cycle.

The period for which an executive officer is entitled to continue receiving his or her base salary depends on the officer’s level of responsibility. The CEO is entitled to a period of 24 months. Other executive officers are entitled to 12 months. An executive officer who is entitled to receive payments under the change-in-control continuity agreements described above is not entitled to severance benefits.

We believe that our severance policy is consistent with compensation packages for executive officers at other companies similar to ours and therefore is an important component of a competitive compensation package.

Changes to compensation program for 2019

As noted above on page 32, the Committee uses benchmarking studies prepared by its independent executive compensation consultant in evaluating its executive compensation decisions, with the studies being prepared and presented to the Committee every two years. In connection with the preparation of the benchmarking study to be presented to the Committee in connection with compensation decisions made at its February 2019 meeting, the Committee expanded the peer group of companies used in compiling the study.

At the direction of the Committee, Pearl Meyer screened and reviewed companies included in Standard & Poor’s Global Industry Classification Standard Capital Goods industry classification, reviewed the peer groups included in the 2018 reports of certain principal proxy advisory firms, and conducted an analysis to identify potential peer companies, evaluating comparability in terms of sales, business mix alignment, and market value, among other factors. The peer group selected by the Committee for the updated study, consistent with Pearl Meyer’s recommendation following its analysis, was the same group of companies used in the prior 2016 study as listed on page 32, with the exception of Clarcor, Inc. which was acquired after completion of that study and accordingly is no longer included, and with the addition of the following companies:

•Altra Industrial Motion Corp.	•Columbus McKinnon Corporation
•Chart Industries, Inc.	•ITT Inc.
•Rexnord Corporation	•SPX Corporation
•SPX FLOW, Inc.	•Standex International Corporation

Annual revenues of the companies in this expanded peer group ranged from $861 million to $3.2 billion, with median revenues of $1.5 billion aligning with our 2018 revenues. The market capitalization of the peer companies at the time of the study ranged from $677 million to $10.5 billion, with median market capitalization of $2.4 billion.

Executive compensation

The following information relates to compensation paid or payable for 2018 to our CEO, our CFO and the three other most highly compensated of our executive officers.

We have also included information relating to compensation for 2017 and 2016 for the named executive officers who were also named executive officers in those years.

Summary compensation table

The following table sets forth for the named executive officers:

•their names and positions held in 2018 (column (a));

•year covered (column (b));

•salaries (column (c));

• other annual and long-term compensation (columns (d), (e), (f), (g) and (i));

•the change for 2018 in the actuarial present value of their benefits under the defined benefit plans in which they participate (column (h)); and

•their total compensation (column (j)), which is the sum of the amounts in columns (c) through (i).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Stock Options ($) (f)	Non-Equity Incentive Plan Comp. ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(3) (h)	All Other Comp. ($)(4) (i)	Total ($) (j)
Stephen E. Macadam President and Chief Executive Officer	2018	884,099	—	1,942,879	—	1,647,421	—	138,033	4,612,432
	2017	868,269	—	2,016,096	—	2,606,040	—	136,270	5,626,675
	2016	850,000	—	1,568,114	—	721,140	—	150,692	3,289,946
J. Milton Childress II Executive Vice President and Chief Financial Officer	2018	417,692	—	364,475	—	460,874	209,719	47,980	1,500,740
	2017	401,692	—	358,369	—	671,510	232,587	48,698	1,712,856
	2016	385,962	—	341,059	—	218,300	166,890	40,587	1,152,798
Marvin A. Riley Executive Vice President and Chief Operating Officer	2018	404,192	—	886,017	—	389,138	—	56,002	1,735,349
	2017	331,826	—	652,891	—	367,291	—	25,900	1,377,908
	2016	310,000	—	187,357	—	163,169	—	33,130	693,656
Robert S. McLean Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2018	381,038	—	234,903	—	321,162	—	54,996	992,099
	2017	369,176	—	233,984	—	463,698	—	52,097	1,118,955
	2016	355,085	—	230,921	—	157,800	—	37,238	781,044
William C. O’Neal Senior Vice President, Strategy, Corporate Development and Investor Relations	2018	272,307	—	108,819	—	170,933	—	36,981	589,040

(1)The annual long-term compensation awards made in 2018 were, in general, subdivided as follows: one-third of the target long-term compensation in an LTIP award payable in cash, one-third in an LTIP award payable in stock and one-third in an award of time-vested restricted stock units. The LTIP awards payable in stock and restricted stock units are reflected in this column. These equity awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. For awards of restricted stock units, the only assumption we used in determining these amounts was the grant date share price, which in each case was the closing price of our common stock on the day prior to the grant date. The restricted stock units are scheduled to vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units would vest earlier in the event of death, disability or retirement. For the LTIP awards payable in stock, we assumed the number of shares based on the target level of performance, with the grant date fair value determined by a Monte Carlo simulation methodology. Assuming maximum payouts under the stock LTIP awards, which are 200% of the target levels, the amounts reported above for the restricted stock units and stock LTIP awards for 2018 would be as follows: Mr. Macadam, $2,985,788; Mr. Childress, $560,120; Mr. Riley, $1,028,337; Mr. McLean, $360,996; and Mr. O’Neal, $167,232. See Note 19 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2018 for a discussion of the assumptions made in determining the grant date fair values in this column. The reported amounts for any award do not reflect any adjustments for restrictions on transferability.

(2)For 2018, these amounts consist of amounts earned under our annual performance plan and LTIP awards payable in cash for the three-year performance cycle ending in 2018. Here is the breakdown for each named executive officer:

	Annual Plan	Cash LTIP Award	Total
Macadam	$1,017,421	$630,000	$1,647,421
Childress	320,453	140,421	460,874
Riley	310,096	79,042	389,138
McLean	229,689	91,473	321,162
O’Neal	134,301	36,632	170,933

(3)For 2018, these amounts consist of the following:

Increase (Decrease) in Actuarial Present Value Under
	Pension Plan	Restoration Plan	Total
Macadam	—	—	—
Childress	$25,366	$184,353	$209,719
Riley	—	—	—
McLean	—	—	—
O’Neal	—	—	—

(4)For 2018, these amounts consist of the following:

	401(k) plan*	Amounts paid for umbrella liability insurance	Non-qualified deferred compensation plan match	Other**	Total
Macadam	$22,000	$1,015	$115,018	—	$138,033
Childress	18,500	691	28,789	—	47,980
Riley	22,820	691	—	$32,491	56,002
McLean	19,696	691	34,609	—	54,996
O’Neal	22,000	691	14,290	—	36,981

*For Mr. Macadam, includes a matching 401(k) contribution of $16,500 and an employer 401(k) contribution of $5,500. For Mr. Childress, includes a matching 401(k) contribution of $18,500. For Mr. Riley, includes a matching 401(k) contribution of $17,320 and an employer 401(k) contribution of $5,500. For Mr. McLean, includes a matching 401(k) contribution of $14,196 and an employer 401(k) contribution of $5,500. For Mr. O’Neal, includes a matching 401(k) contribution of $16,500 and an employer 401(k) contribution of $5,500.

**In 2018, in connection with Mr. Riley’s transition as our Chief Operating Officer, we provided him with the use of a corporate apartment in Charlotte and a leased vehicle for use while he is in Charlotte.

The “Stock Awards” values shown in column (e) of this table include grants of LTIP awards payable in stock for three-year long-term incentive cycles. These shares are earned only if we achieve a specified threshold level of performance. The number of shares the officers actually earn will be based on the level of performance. For the purposes of this table, the values shown assume our performance will reach the target level. For more information about our long-term incentive plan, or LTIP, under which we granted these awards, see below under “—Grants of plan-based awards—LTIP awards.”

In February 2019, the Compensation Committee certified performance levels achieved under long-term incentive plan awards (comprised of LTIP awards payable in cash and LTIP awards payable in stock) for cycles ending in 2018. These awards were based on grants made in February 2016 for the 2016-2018 performance cycle. Payment for each award was conditioned upon achievement of threshold performance goals the Compensation Committee set at that time. Participants in this LTIP cycle, including the named executive officers, earned the right to any payment under the awards as of December 31, 2018. Payment of these LTIP awards was made at 90.0% of the target level on LTIP awards payable in cash and at 142.8% of the target level on LTIP awards payable in stock. For LTIP awards that were payable in cash, this payout is reflected in footnote 2 to column (g) of the summary compensation table. For the LTIP awards payable in stock, the amounts for 2016 in column (e) reflect the fair value on the date these awards were granted, along with the fair value of awards of restricted stock units on the date such awards were granted. The fair value was determined in accordance with the rules and regulations of the SEC. The summary compensation table does not reflect the actual payout of the LTIP awards payable in stock that were granted in 2016.

For more information about payouts under our annual performance plan, which are included in the amounts shown in column (g) above (see footnote 2), see the section below entitled “—Grants of Plan-Based Awards—Annual Performance Plan Awards.”

Employment agreement

Our recruitment of Mr. Macadam as our President and Chief Executive Officer included an agreement establishing the terms of his employment. We entered into this agreement on March 10, 2008. It provides for a minimum annual salary of $825,000. It also provided initial awards of stock options and restricted stock upon commencement of his employment. It does not provide for any subsequent equity awards.

The employment agreement makes Mr. Macadam eligible to participate in our annual incentive plan, with a target of no less than 100% of his annual base salary, and in our long-term incentive compensation plan. His compensation under our long-term incentive compensation plan is set at the discretion of our board of directors at levels that:

•are comparable to and competitive with the long-term incentive awards granted to the CEOs of similarly sized diversified manufacturing companies,

•meet standards of internal and external pay fairness,

•comply with existing legal and regulatory requirements,

•are consistent with our compensation objectives,

•meet the approval of our independent compensation consultant, and

•appropriately reward performance that enhances the value of our shares and furthers our strategic and financial objectives.

The employment agreement will end upon Mr. Macadam’s death, resignation or termination of employment by EnPro. We may terminate Mr. Macadam’s employment for any reason, and Mr. Macadam may resign his employment for any reason. The employment agreement requires Mr. Macadam to maintain confidential information and includes a covenant against certain activities in competition against EnPro for two years following termination of employment.

Pursuant to the employment agreement, we entered into a management continuity agreement with Mr. Macadam. The management continuity agreement and the provisions for severance in the event of the termination of Mr. Macadam’s employment are described below in “—Potential payments upon termination or change in control.”

In March 2019, we entered into an amendment to Mr. Macadam’s employment agreement to provide for his retirement as Chief Executive Officer and President on July 29, 2019 and his continuation as Vice Chairman, at his current salary rate, from that date until his retirement from all employment positions on February 29, 2020. As Vice Chairman, Mr. Macadam is to report to the board of directors and is to provide such assistance to the Chief Executive Officer to facilitate the transition in leadership of the company as the board and the Chief Executive Officer may reasonably request. The amendment limits the proration upon retirement of outstanding long-term incentive compensation awards through December 31, 2019, though the proration upon retirement for outstanding restricted stock unit awards would continue until the February 29, 2020 retirement date. It also provides that Mr. Macadam would not be eligible to receive annual incentive compensation awards and long-term compensation awards in 2020.

Grants of plan-based awards

The following table provides additional information about awards we granted in 2018 to the named executive officers under our annual performance plan, LTIP awards payable in cash, LTIP awards payable in stock and awards of restricted stock units under our Amended and Restated 2002 Equity Compensation Plan (or, the “Equity Plan”).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) (l)
Name (a)	Plan	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Stephen E. Macadam	Annual Plan(1)	2/12/2018	464,152	928,304	1,856,608	—	—	—	—	—	—	—
	LTIP	2/12/2018	450,030	900,060	1,800,120	—	—	—	—	—	—	—
	LTIP/Equity Plan	2/12/2018	—	—	—	5,571	11,141	22,282	—	—	—	1,042,909
	Equity Plan	2/12/2018	—	—	—	—	—	—	11,141	—	—	899,970

J. Milton Childress II	Annual Plan(1)	2/12/2018	146,192	292,384	584,769	—	—	—	—	—	—	—
	LTIP	2/12/2018	84,370	168,740	337,480	—	—	—	—	—	—	—
	LTIP/Equity Plan	2/12/2018	—	—	—	1,045	2,090	4,180	—	—	—	195,645
	Equity Plan	2/12/2018	—	—	—	—	—	—	2,090	—	—	168,830

Marvin A. Riley	Annual Plan(1)	2/12/2018	141,467	282,934	565,869	—	—	—	—	—	—	—
	LTIP	2/12/2018	70,028	140,055	280,110	—	—	—	—	—	—	—
	LTIP/Equity Plan	2/12/2018	—	—	—	867	1,734	3,468	—	—	—	162,320
	Equity Plan	2/12/2018	—	—	—	—	—	—	1,734	—	—	140,073
	Equity Plan	5/1/2018	—	—	—	—	—	—	7,500	—	—	563,775

Robert S. McLean	Annual Plan(1)	2/12/2018	104,785	209,571	419,142	—	—	—	—	—	—	—
	LTIP	2/12/2018	54,390	108,779	217,558	—	—	—	—	—	—	—
	LTIP/Equity Plan	2/12/2018	—	—	—	674	1,347	2,694	—	—	—	126,093
	Equity Plan	2/12/2018	—	—	—	—	—	—	1,347	—	—	108,811

William C. O’Neal	Annual Plan(1)	2/12/2018	61,269	122,538	245,076	—	—	—	—	—	—	—
	LTIP	2/12/2018	25,219	50,437	100,874	—	—	—	—	—	—	—
	LTIP/Equity Plan	2/12/2018	—	—	—	312	624	1,248	—	—	—	58,413
	Equity Plan	2/12/2018	—	—	—	—	—	—	624	—	—	50,407

(1)For 2018 awards under our annual performance incentive plans, payouts are based on relevant performance results against specified threshold, target and maximum performance levels. The Compensation Committee administers the annual performance plan to provide for payouts at a threshold level of performance at 50% of the target payout, payouts at a target level of performance at 100% of the target payout, and payouts at a maximum level of performance at 200% of the target payout. Performance between any of the established levels yields a proportional payout.

(2)The amounts in this column reflect the grant date fair value under FASB ASC Topic 718 of respective awards in 2018 of LTIP awards payable in stock at the target payout level and restricted stock units.

Annual performance plan awards

In February 2018, the Compensation Committee granted each named executive officer an opportunity for an award in 2018 under our annual performance plan. Information about these award opportunities is reported in the Annual Plan line beside each officer’s name in the table above under the section, Grants of plan-based awards. The 2018 payout amounts are included in column (g) of the summary compensation table and broken out in footnote 2 to the summary compensation table. The annual performance plan and the awards made under this plan to the NEOs in 2018 are described in “Compensation discussion and analysis—Compensation analysis—Annual performance incentive plan awards.”

LTIP awards

Our annual long-term incentive compensation awards made in 2018 were a combination of LTIP awards payable in cash and LTIP awards payable in stock. Each LTIP award sets a target performance level for corporate performance over a three-year cycle, with a threshold performance level below which the participants will earn no payout and a maximum performance level at which the participants will earn the maximum payout. The Committee establishes the performance required for payouts at the time it grants the LTIP awards, which is generally in the first part of the first year in the cycle. Our long-term incentive compensation plan and the LTIP awards made under that plan to the NEOs in 2018 are described in “Compensation discussion and analysis—Compensation analysis—Long-term compensation.”

Restricted stock unit awards

For 2018, the Committee determined that, in general, one-third of the target long-term compensation would be payable in the form of restricted stock units. While we generally make compensation decisions and grant equity and other compensation awards only on an annual basis, in May 2018 we made an out-of-cycle award of 7,500 additional restricted stock units to Mr. Riley, our corporate Executive Vice President and Chief Operating Officer, in connection with the full transition of his responsibilities to that role. These restricted stock units vest commencing on the third anniversary of the date of grant, with 2,000, 2,500 and 3,000 restricted stock units vesting on the third, fourth and fifth anniversaries of the date of grant, respectively, subject to Mr. Riley’s continued employment through the vesting date.

All 2018 awards of restricted stock units to the named executive officers were made under the Equity Plan. Other than the out-of-cycle award to Mr. Riley, the restricted stock units vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units vest earlier than the scheduled vesting date in the event of death or disability. In the event of an executive’s retirement, the restricted stock units vest pro rata based on the number of months he or she was employed after the grant date through the retirement date compared to the scheduled 36-month period. The restricted stock units would vest upon a change of control of the company, except that, if the resulting entity in the change in control assumes the awards, the awards will vest early in connection with a change in control only if within two years after the change in control the employee is terminated without “cause” or the employee resigns for “good reason,” as such terms are defined in the restricted stock unit awards.

Recipients of restricted stock units are not entitled to receive dividends (if dividends are paid) before the units vest. However, when the units vest, the recipient is entitled to receive one share of common stock for each restricted stock unit vesting plus a cash payment equal to the aggregate amount of any cash dividends paid on the shares from the date of the award through the date the units vest. Recipients have no right to vote any restricted stock units on any matter presented to a vote of the company’s shareholders.

Outstanding equity awards at fiscal year-end

The following table is a snapshot as of the end of 2018 of equity awards to our named executive officers who were employed at December 31, 2018. These officers have not yet realized the benefits of these rewards. Other than the option awards in column (b), the awards either have not vested or the officers have not yet earned them.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Stephen E. Macadam	18,187	—	42.24	2/10/2021	—	—	—	—
	—	—	—	—	17,479(2)	1,050,488	—	—
	—	—	—	—	14,580(3)	876,258	—	—
	—	—	—	—	11,141(4)	669,574	—	—
	—	—	—	—	—	—	26,506(5)	1,593,011
	—	—	—	—	—	—	22,282(6)	1,339,148
J. Milton Childress II	—	—	—	—	3,706(2)	222,731	—	—
	—	—	—	—	2,552(3)	153,375	—	—
	—	—	—	—	2,090(4)	125,609
	—	—	—	—	—	—	4,782(5)	287,398
	—	—	—	—	—	—	4,180(6)	251,218
Marvin A. Riley	—	—	—	—	1,981(2)	119,058	—	—
	—	—	—	—	3,825(3)	229,883	—	—
	—	—	—	—	4,000(7)	240,400	—	—
	—	—	—	—	1,734(4)	104,213	—	—
	—	—	—	—	7,500(8)	450,750	—	—
	—	—	—	—	—	—	2,650(5)	159,265
	—	—	—	—	—	—	3,468(6)	208,427
Robert S. McLean	—	—	—	—	2,610(2)	156,861	—	—
	—	—	—	—	1,672(3)	100,487	—	—
	—	—	—	—	1,347(4)	80,955	—	—
	—	—	—	—	—	—	3,112(5)	187,031
	—	—	—	—	—	—	2,694(6)	161,909
William C. O’Neal	—	—	—	—	919(2)	55,232	—	—
	—	—	—	—	650(3)	39,065	—	—
	—	—	—	—	624(4)	37,502	—	—
	—	—	—	—	—	—	1,300(5)	78,130
	—	—	—	—	—	—	1,248(6)	75,005

(1)We calculated these values using a price of $60.10, the closing price per share of our common stock on the NYSE on December 31, 2018.

(2)These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 23, 2019.

(3)These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 13, 2020.

(4)These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 13, 2020.

(5)The amounts for these outstanding LTIP awards payable in stock or the 2017–2019 performance cycle are presented at the maximum performance level and generally will vest December 31, 2019.

(6)The amounts for these outstanding LTIP awards payable in stock or the 2018–2020 performance cycle are presented at the maximum performance level and generally will vest December 31, 2020.

(7)Such restricted stock units awarded to Mr. Riley vest on July 24, 2020.

(8)Such restricted stock units awarded to Mr. Riley vest as follows: 2,000 on May 1, 2021; 2,500 on May 1, 2022; and 3,000 on May 1, 2023.

Option exercises and stock vested

This table provides information about amounts the named executive officers realized in 2018 from equity awards.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Stephen E. Macadam	—	—	14,573	1,123,870(1)
	—	—	22,017	1,842,162(2)
J. Milton Childress II	—	—	2,938	226,579(1)
	—	—	4,719	394,839(2)
Marvin A. Riley	—	—	4,385	338,171(1)
	—	—	2,317	193,863(2)
	—	—	3,000	221,460(3)
Robert S. McLean	—	—	2,029	156,476(1)
	—	—	3,075	257,285(2)
William C. O’Neal	—	—	737	56,837(1)
	—	—	1,231	102,998(2)

(1)Value realized based on $77.12 per share, the closing price of our common stock on February 16, 2018, the nearest preceding trading day to the day the stock award vested (February 18, 2018).

(2)Value realized based on $83.67 per share, the closing price of our common stock on February 12, 2018, the day the performance levels for the LTIP stock awards for the 2016-2018 performance period were certified and the awards for that period vested.

(3)Value realized based on $73.82 per share, the closing price of our common stock on July 27, 2018, the day the stock award vested.

Pension benefits

The following table shows information about the named executive officers’ accumulated benefits under our defined benefit pension plans. The information includes the present value of each officer’s accumulated benefit under each plan. The values are lump sums of the annual benefit earned as of December 31, 2018. The sums would be payable under each plan at the officer’s retirement, assuming he retired at the earliest age at which his benefits would not be reduced. The present value of accumulated benefit is an estimate only. Each officer’s actual benefit under these plans will depend on his compensation and years of service at retirement or termination, and on other data used in the benefit calculations. The assumptions used to estimate these benefits are the same as those assumptions used in Note 16 to our Consolidated Financial Statements in our 2018 annual report.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)
Stephen E. Macadam(1)	Pension	—	—
	Restoration	—	—
J. Milton Childress II	Pension	13.1	552,603
	Restoration	13.1	754,497
Marvin A. Riley(1)	Pension	—	—
	Restoration	—	—
Robert S. McLean(1)	Pension	—	—
	Restoration	—	—
William C. O’Neal(1)	Pension	—	—
	Restoration	—	—

(1)Mr. Macadam, Mr. Riley, Mr. McLean and Mr. O’Neal do not participate in any of our defined benefit plans. All existing defined benefit plans were closed to new participants prior to the date that each of them joined EnPro.

We currently maintain two defined benefit plans. One, which we refer to as our pension plan, is a broad-based plan that provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The other provides unfunded, non-qualified benefits in excess of the limits that apply to the pension plan. We call this one the restoration plan.

Pension plan

Benefits under our pension plan are paid monthly as a life annuity. Benefit amounts for salaried employees depend on a participant’s pay and credited service with our company. If a participant chooses to receive payments before age 62, benefits accrued due to service with the company through December 31, 2006 will be reduced by 4% per year of age below age 62. Payments of these benefits will not be reduced if the participant waits until after age 62. If a participant chooses to receive payments before age 65, benefits accrued due to service after December 31, 2006 will be reduced by 5% per year of age below age 65.

A salaried participant’s benefit is determined by the greater of the participant’s average compensation over the final 60 months of employment or the highest consecutive 60 months of the participant’s compensation during the final 120 months of the participant’s employment. For purposes of the plan, “compensation” means base pay plus annual incentive plan awards. However, compensation for the pension plan is limited under the federal tax code. The limit was $275,000 in 2018. In addition, benefits provided under the pension plan may not exceed a benefit limit under the federal tax code. In 2018, this limit was $220,000, payable as a single life annuity beginning at normal retirement age.

We established the pension plan to provide tax-qualified retirement benefits for most of our full-time employees. In 2006, we began to phase out participation in this plan for salaried employees, replacing it with an additional benefit under our 401(k) plan. The pension plan was closed to new participants at that time. Salaried employees who were hired prior to January 1, 2006 and who were at least age 40 on December 31, 2006 could choose either to accept the additional benefit under our 401(k) plan or continue to accrue benefits under the pension plan. Of the named executive officers, only Mr. Childress participated in the pension plan and he elected to continue to accrue benefits under the pension plan rather than to receive the additional benefit under our 401(k) plan.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

Restoration plan

The restoration plan is designed to create a benefit equal to what a participant would receive under the pension plan if the federal tax code compensation and benefit limits did not exist. To achieve this total, the restoration plan pays an amount additional to the amount provided under the pension plan. The restoration plan also provides benefits on compensation that is deferred and not taken into account under the pension plan. Compensation is defined the same way as in the pension plan, except that it includes compensation deferred under our non-qualified deferred compensation plan.

Vested benefits are generally payable in an actuarially equivalent single cash payment following termination of employment. Of the named executive officers, only Mr. Childress has participated in this plan.

Because this is a non-qualified plan, benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

Non-qualified deferred compensation

Our deferred compensation plan allows our executive officers to defer compensation each year beyond the limits that apply to deferrals under our tax-qualified 401(k) plan for salaried employees. We also make contributions to the officers’ plan accounts to match some of their contributions.

Pursuant to our management stock purchase deferral plan, officers and other senior personnel were permitted to defer up to 50% of annual incentive compensation for five years or more. The deferred amounts were credited as phantom shares based on the value of our common stock. Amounts for cash dividends are accrued as dividends are paid on our common stock, with interest at an annual compound rate of 2% on the cash dividend amounts. Participants in the management stock purchase deferral plan were eligible to receive restricted stock units equal to 25% of the amount deferred. The restricted stock units have a three-year vesting period and are payable in shares of common stock at the same time the related annual incentive deferrals are payable. We closed this plan to further participation after the deferrals of 2016 annual incentive compensation.

The following tables provide information about amounts we and the executives contributed to these plans in 2018 and about earnings and withdrawals under these plans. The last column shows each officer’s total account balance as of the end of the year.

Deferred compensation plan

Name (a)	Executive Contributions in Last FY ($) (1) (b)	Registrant Contributions in Last FY ($) (2) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen E. Macadam	42,949	57,266	194,440	—	4,251,565
J. Milton Childress II	6,561	6,561	(23,999)	—	346,266
Marvin A. Riley	—	6,691	(3,030)	—	145,466
Robert S. McLean	18,558	24,744	(40,118)	—	440,280
William C. O’Neal	6,064	8,752	(3,648)	—	51,569

(1)Each officer’s contributions during 2018 were deferred from his salary or annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table, either as “Salary” (column (c)) or as “Non-Equity Incentive Plan Compensation” (column (g)).

(2)These amounts appear in the “All Other Compensation” column (column (i)) of the summary compensation table (see footnote 4 to that table).

Management stock purchase deferral plan

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(1) (f)
Stephen E. Macadam	—	—	(751,762)	—	1,402,614
J. Milton Childress II	—	—	(75,541)	—	140,894
Marvin A. Riley	—	—	—	—	—
Robert S. McLean	—	—	(101,119)	—	188,775
William C. O’Neal	—	—	—	—	—

(1)Based on the closing price for EnPro common stock on the NYSE on December 31, 2018 of $60.10.

(2)Such amounts reflect declines in the value of the accounts from December 31, 2017 to December 31, 2018.

Under the deferred compensation plan, each officer can defer up to 25% of his salary each year and up to 50% of his annual incentive plan compensation and any cash LTIP payout. We match dollar for dollar the first 6% of salary and annual incentive plan compensation an officer defers under the plan, provided that the officer receives the maximum match permitted under our 401(k) plan. The same matching contribution rate applies under our 401(k) plan. NEOs hired after our pension plan was closed to new participants in 2006 receives an additional contribution from the company equal to 2% of the amount of the officer’s salary and annual incentive compensation that exceeds the IRS compensation limit for the year ($275,000 for 2018).

The executive officers who participate in the deferred compensation plan direct their investments. Investment options are the same as those available under the 401(k) plan (excluding our common stock). All participants’ accounts are credited with their actual investment earnings or losses. We do not guarantee any investment return on the accounts. The investment options currently available under the plan and the 2018 gain or loss for each option are listed in the following table.

Investment Option	2018 Return (%)
Dodge & Cox Stock	-7.07%
T. Rowe Price Mid-Cap Growth	-2.04%
BlackRock Global Allocation Instl	-7.37%
Columbia Small Cap Value Fund II Z	-17.46%
PIMCO Total Return Instl	-0.26%
Invesco Equity and Income Y	-9.42%
American Funds Europacific Growth R6	-14.91%
Nuveen Winslow Large-Cap Growth I	3.54%
Virtus Emerging Markets Opportunities I	-14.34%
American Beacon Stephens Sm Cp Gr Instl	3.26%
Vanguard Selected Value Inv	-19.73%
Vanguard Total Bond Market Index Adm	-0.03%
Vanguard Extended Market Idx Adm	-9.36%
Vanguard Total Intl Stock Index Admiral	-14.43%
Vanguard Institutional Index I	-4.42%
Vanguard Federal Money Market Investor	1.78%

When a participant is first eligible for the deferred compensation plan, he or she may elect to receive payment of their account balances upon leaving the company in one of the following ways:

•a single lump sum cash payment as soon as practicable after termination (generally within 75 days);

•a single lump sum cash payment in a year specified by the participant (but not later than the year in which the participant turns 65);

•either five or ten annual installments with the first installment paid as soon as practicable after termination; or

•either five or ten annual installments with the first installment paid in a year specified by the participant (but not later than the year in which the participant attains age 65).

A participant who does not elect a method of payment will be paid a single lump sum in cash as soon as practicable after termination (generally within 75 days but subject to a delay of up to six months if required by certain federal tax rules). A payment election can be changed only in accordance with federal tax laws that apply to non-qualified plans. In limited circumstances, withdrawals due to an unforeseeable emergency are permitted.

Amounts deferred under the management stock purchase deferral plan are credited to an account denominated in stock units. The number of units is based on the fair market value of our common stock on the date of deferral. Prior to July 2016, additional stock units were credited to deferral accounts for any cash dividends paid on our common stock. The additional units were based on the number of stock units in the participating employee’s account and will be paid in whole and fractional units. In July 2016, the plan was amended to provide that the deferral accounts are credited in cash for any cash dividends paid thereafter during the deferral period. Payments of amounts under the management stock purchase deferral plan are based on the fair market value of our common stock at the time of payment. At the election of the participating employee, payments can be made either:

•upon the termination of the employee’s service or

•upon the earlier of the employee’s termination date or a date specified by the employee at the time the deferral is elected (the date specified must be within the fifth calendar following the year of deferral or later).

The management stock purchase deferral plan permits participants to adjust the deferral periods they elect, subject to specified restrictions, and to receive early payments of deferred amounts in the event of unforeseen emergencies. Early payments are subject to the conditions specified in the management stock purchase deferral plan. A six-month delay applies to payments to certain participants upon termination of service.

In connection with the deferral of annual incentive compensation under the management stock purchase deferral plan, participants were eligible to receive restricted stock units under our Amended and Restated 2002 Equity Compensation Plan. These units were awarded at the time of the deferral and subject to the determination of the Committee. The restricted stock units vest three years after the grant date, with earlier vesting upon death, disability or retirement after the first anniversary of the date of grant. In the case of retirement, proportionate incremental amounts of the restricted stock units vest based on the date of retirement. Unvested restricted stock units are forfeited upon the participant’s termination of service. Vested restricted stock units are payable upon payment of the associated amount deferred under the management stock purchase deferral plan. A vested restricted stock unit is payable in one share of our common stock plus cash equal to the aggregate amount of cash dividends paid on one share of our common stock from the grant date up to and including the applicable payment date. Such awards of restricted stock units were made in accordance with the terms of the Equity Plan and are evidenced by separate award agreements under the Equity Plan.

Benefits under the deferred compensation plan and the management stock purchase deferral plan are unsecured. This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential payments upon termination or change in control

Double-trigger management continuity agreements

We have agreements with our current executive officers and divisional presidents designed to encourage them to carry out their duties in the event of a change in control of our company. The management continuity agreements are not ordinary employment agreements. They do not provide any assurance of continued employment, or any severance beyond what we provide under the terms of our severance policy, unless there is a change in control of our company.

Under these agreements, any of the following events would be a “change in control”:

•any person, entity or group becoming the beneficial owner of 20% or more of our common stock, or of the combined voting power of our securities (subject to certain exceptions);

• a change in the majority of our directors that our directors have not approved;

•a corporate transaction, such as a merger, after which our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•our liquidation or dissolution, or the sale of substantially all of our assets (other than to a company in which our existing shareholders own more than 70% of the outstanding common stock and combined voting power in substantially the same proportions as their holdings of our securities prior to the sale).

Each continuity agreement generally provides for the executive’s employment to continue, in the same position and with the same responsibilities and authority, for a period of time following the change in control. It also provides for the executive to maintain the same benefits and level of compensation, including average annual increases. The continuation periods for our named executive officers who were employees as of December 31, 2018 are as follows:

Macadam	3 years
Childress	2 years
Riley	2 years
McLean	2 years
O’Neal	2 years

If we or our successor terminate an executive’s employment during his continuation period, other than for “cause,” or he or she voluntarily terminates his or her employment for a “good reason” (in each case as defined in the agreement), the executive would be entitled to the following payments and benefits:

•A lump sum cash payment of his or her annual base salary for a specified payment period. The payment periods for our named executive officers are:

Macadam	3 years
Childress	2 years
Riley	2 years
McLean	2 years
O’Neal	2 years

•A lump sum cash payment of his or her pro rata target annual incentive plan compensation for the year of termination.

•A lump-sum cash payment equal to the market value (as defined in the agreement) of each outstanding LTIP award payable in stock. The number of shares would be based on a specified mix of actual and targeted performance.

•A lump-sum cash payment intended to approximate continuation of annual incentive plan compensation for the rest of the payment period. This payment will be equal to the number of years in the individual’s payment period, multiplied by the greatest of (1) his or her most recent annual incentive plan payout, (2) his or her target annual incentive plan compensation for the year of termination, or (3) his or her target annual incentive plan compensation for the year in which the change in control occurs.

•A lump-sum cash payment intended to approximate the value of foregone stock-based LTIP awards for the rest of the payment period (based on the market value of our common stock, as defined in the agreement). This payment will be equal to a number specified for each individual multiplied by the greatest of (1) 1/12 of the number of shares under an LTIP award payable in stock actually paid to the executive for the most recently completed performance cycle, (2) 1/12 of the target number of the stock LTIP award granted to the individual for the most recent cycle that began before the termination of employment and (3) 1/12 of the target number of the stock LTIP award granted to the individual for the most recent cycle that began before the change in control. The specified numbers for the named executive officers are:

Macadam	24
Childress	16
Riley	16
McLean	16
O’Neal	16

•If the executive is under age 55, or over age 55 and not eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs and all fringe benefit programs, perquisites and similar arrangements the executive would be entitled to during his or her payment period, as well as the ability to exercise any vested options during his or her payment period.

•If the executive is at least age 55 and is eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs to which the executive would be entitled under the company’s general retirement policies if the executive retired, and all fringe benefit programs, perquisites and similar arrangements the executive would be entitled to during his or her payment period, as well as the ability to exercise any vested options during his or her payment period.

•In addition to the benefits to which the executive was entitled under our retirement plans, a lump-sum cash payment equal to the actuarial equivalent of the additional retirement pension to which the executive would have been entitled under the terms of these plans had he or she continued to work for us through the end of the payment period.

•For Mr. Macadam and for Mr. Childress (who entered into a continuity agreement in 2008 and 2006, respectively), a tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits. We have not included a provision for such a payment in any continuity agreement that we have entered into since 2008. Instead, the agreements with Mr. Riley, Mr. McLean and O’Neal include provisions to scale back payments under the agreement in the event that the payments otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and such reduction would result in the executive retaining a larger amount on an after-tax basis.

In addition, each continuity agreement provides for reimbursement of attorneys’ fees and expenses incurred by the executive to successfully, in whole or in part, enforce the terms of the agreement with us.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger”—the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.”

The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2018. The table also includes the value at that date of restricted stock awards and restricted stock units that would vest under those circumstances. See “—Restricted stock unit awards.” The table does not include a pro rata annual incentive plan compensation for the year of termination because even without these agreements, the officers would be entitled to their full 2018 annual incentive plan compensation if they had been terminated without cause on December 31.

Name	Salary and Annual Incentive Plan Compensation Continuation ($)	Foregone LTIP Awards ($)	Pro Rata LTIP Awards ($)	Restricted Stock Units ($)	Continuation of Benefits ($)	Additional Pension Payment ($)	Estimated Tax Gross-up ($)	Scale-back Adjustment ($)	Total ($)
Macadam	5,714,619	3,981,717	1,657,540	2,414,878	55,719	—	—	N/A	13,824,474
Childress	1,484,906	591,570	302,825	480,740	34,926	618,124	1,317,029	N/A	4,830,120
Riley	1,470,192	333,076	194,841	1,144,304	11,026	—	N/A	—	3,153,439
McLean	1,227,378	385,510	196,458	312,280	30,132	—	N/A	—	2,151,758
O’Neal	818,602	154,469	85,004	131,799	29,402	—	N/A	(212,887)	1,006,389

Restricted stock unit awards

Upon a change in control, restrictions under unvested restricted stock unit awards vest, except for awards made after January 1, 2016 which provide that if the resulting entity in the change in control assumes the awards, the awards will vest early in connection with a change in control only if within two years after the change in control the employee is terminated without “cause” or the employee resigns for “good reason,” as such terms are defined in the awards. The following table sets forth the value at December 31, 2018 of restricted stock unit awards granted to the named executive officers that would have vested if a change in control had occurred on December 31, 2018 and the resulting entity did not assume these outstanding awards. The value is based on the $60.10 per share closing price of our common stock on the NYSE on December 31, 2018.

Name	Value of Restricted Stock Units ($)
Macadam	2,462,718
Childress	496,907
Riley	1,138,294
McLean	335,959
O’Neal	127,172

Severance benefits

Our written policies provide severance benefits to senior officers, including the named executive officers. Under these policies, each covered employee whom we terminate without cause is entitled to receive his or her base salary for a specified period of time, which we refer to as the “severance period.” However, if an officer’s total severance pay exceeds two times the maximum amount eligible for a qualified retirement plan under Section 401(a)(17) of the federal tax code ($275,000 in 2018), it will be paid to the officer in a lump sum no later than March 15 of the year following termination of the officer’s employment. Each employee is also entitled to continue receiving certain benefits during his or her severance period, including a pro rata payment of any annual incentive plan compensation and outstanding LTIP awards through the date of termination, and employees of retirement age are entitled to pro rata vesting of restricted stock units upon termination of employment. The length of the severance period increases with the employee’s level of responsibility. Our executive officers generally receive the same severance benefits as all of our other full-time corporate office employees, except that our executive officers’ severance periods are longer.

The severance periods for our named executive officers are:

Macadam	24 months
Childress	12 months
Riley	12 months
McLean	12 months
O’Neal	12 months

Our severance policies are superseded by the management continuity agreements described above in the event of any termination following a change in control.

The following table estimates the severance benefits we would owe the named executive officers under these policies if they had been terminated on December 31, 2018 (assuming no prior change in control). The table does not include pro rata annual performance plan compensation for the year of termination because even without this severance policy, the officers employed on December 31, 2018 would be entitled to their full 2018 annual performance plan compensation if they were terminated without cause on December 31.

Name	Salary Continuation ($)	Continuation of Benefits ($)	Pro Rata LTIP Awards ($)(1)	Pro Rata RSU Awards ($)(1)(2)	Outplacement ($)	Other ($)	Total ($)
Macadam	1,774,900	37,146	3,302,953	1,568,730	10,400	—	6,694,133
Childress	422,000	17,463	669,632	322,316	5,200	—	1,431,416
Riley	382,000	5,513	401,316	—	5,200	—	794,029
McLean	384,000	15,066	435,489	—	5,200	—	839,755
O’Neal	275,000	14,701	180,749	—	5,200	—	470,455

(1)Reflects an assumed value of $60.10 per share, the closing price per share of our common stock on the NYSE on December 31, 2018.

(2)For employees of retirement age, termination of employment would result in pro rata vesting of outstanding restricted stock unit awards, with shares to be delivered three years after the date of grant.

CEO pay ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a rule requiring annual disclosure of a reasonable estimate of the ratio of the total annual compensation of our principal executive officer (‟PEO”) to the total annual compensation of the employee of our company and its subsidiaries who is determined to have the median compensation of, generally, all such employees (excluding our PEO, Mr. Macadam). The rule also requires annual disclosure of this median employee’s total compensation for the year and the PEO’s total compensation for the year, in each case as determined in accordance with the rules governing the presentation of total compensation of the named executive officers in the summary compensation table presented on page 39 of this proxy statement. This rule first became applicable with respect to this proxy statement for our 2018 annual meeting of shareholders.

SEC rules do not prescribe a particular method for identifying the median-compensated employee and permit companies to use reasonable methodologies for determining the median-compensated employee for the basis of presenting this ratio. SEC rules require a company to identify the median-compensated employee only once every three years, absent material changes to the employee population during that period. Because there were no such material changes in our employee population since we undertook to identify the median-compensated employee for determination of the ratio in 2017, we initially intended to use the same employee for calculating the 2018 ratio. To identify the median-compensated employee for 2017, we compiled base salary, bonus, any overtime or commissions, and other cash payments for 2017 of each of our employees who were employed as of October 1, 2017 without any exclusions, other than the exclusion of Mr. Macadam. For employees compensated in a currency other than the U.S. dollar, we used applicable currency exchange rates based on an average of the applicable rates over the period to convert all compensation data to a single currency—the U.S. dollar.

We determined the 2017 median-compensated employee based on this data. However, in 2018 this employee changed shifts, which increased the employee’s base pay and resulted in additional overtime pay. We determined that this change in the employee’s circumstances in 2018 would have a significant impact on the calculation of the ratio. Accordingly, as permitted by the SEC rules, we selected as the median-compensated employee for 2018 an employee who was compensated in 2017 substantially similarly with the median-compensated employee determined for 2017, but who did not experience such a change in employment circumstances in 2018. For 2018, we calculated such employee’s total 2018 compensation in accordance with the rules governing the presentation of total compensation of the named executive officers in the summary compensation table. Based on this methodology, the 2018 total annual compensation for the 2018 median-compensated employee was $57,019. As reported on page 39 of this proxy statement, the 2018 total annual compensation of our PEO, Mr. Macadam, was $4,612,432, resulting in a ratio of the PEO’s total compensation to the 2018 median-compensated employee’s total compensation of approximately 81:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Proposal 2 — Advisory vote approving executive compensation

(Item 2 on the proxy card)

The EnPro board of directors provides our shareholders with the opportunity to cast an annual advisory vote on the compensation paid to our named executive officers. Their compensation is reported in our proxy statement for the annual meeting of shareholders. To provide this opportunity to our shareholders, we will present the following resolution to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2019 annual meeting of shareholders.”

This vote does not bind the company. However, the board of directors and the Compensation and Human Resources Committee, which is composed only of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.

As we describe in detail under “Compensation discussion and analysis,” we design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Our objective is to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•is tied to business performance. A substantial portion of each executive officer’s total compensation opportunity is based on our financial results—disappointing performance results in little or no payout while superior performance leads to superior payouts—and the portion compensation based on our financial performance increases with the officer’s level of responsibility;

•is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests;

•enhances retention of our executives—much of their total compensation vests over several years;

•links a significant portion of their total pay to the execution of strategies intended to create long-term shareholder value;

•does not encourage our executives to take unnecessary or excessive risks; and

•enables us to compete effectively for talented individuals who will help us successfully execute our business plan.

In structuring annual and long-term incentive compensation opportunities, we select performance measures that we believe significantly drive the value of our company.

For 2018, we selected a combination of incentive performance measures that focus on driving operating earnings and rewarding the appropriate use of capital, and include a relative shareholder return measure to evaluate our performance relative to a peer group. We set goals against these measures and make little or no payment for poor performance against our goals, though our executives can earn significant payment relative to their salary levels for superior performance against them. We make annual awards of restricted stock units which vest after three years, both to encourage retention and to provide an incentive for performance to increase the value of our shares.

Our 2018 performance, based on adjusted EBITDA and adjusted return on invested capital, improved from the prior year despite our experiencing, and addressing, challenges in our heavy-duty trucks business in 2018, and our 2018 annual incentive compensation reflected achievement at 109.6% of the target level. The payouts on our long-term incentive equity awards for the 2016-2018 performance cycle, which are based on our relative total shareholder return, reflected achievement at 142.8% of the target level, reflecting the relative improvement of our share price during that period due in part to the successful resolution of the asbestos claims resolution process of certain of our subsidiaries during that period. Our adjusted return on invested capital for that same three-year period was below our expectations due to unanticipated headwinds early in the period, and accordingly our long-term incentive cash awards paid out based on achievement of only 90.0% of the target level.

We believe our compensation structure aligns with the interests of our shareholders and resulted in payment commensurate with our performance.

We routinely engage with our shareholders

Through the course of each year, we speak with numerous shareholders, including frequent conversations with many of our largest shareholders. We cover a wide-range of topics in these discussions, including executive compensation. In our conversations with them, our shareholders generally support our pay practices and strategic direction. We take their views into account as we seek to align our policies and practices with their interests.

We employ best practices in executive compensation

•We balance short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results.

•We align the interests of our executive officers with the interests of our shareholders. We require our officers to own and retain meaningful amounts of stock and to increase their ownership as their levels of responsibility increase.

•Our Compensation and Human Resources Committee relies on an independent executive compensation consultant to evaluate our compensation plans. The consultant reports directly to the committee and provides no other services to our company.

•We provide only limited perquisites.

•We generally make compensation decisions and grant equity and other compensation awards only on an annual basis, with interim adjustments and awards only in unusual circumstances, such as in connection with a material change in an executive officer’s responsibilities.

•Our policies prohibit executives from hedging ownership of EnPro stock and restrict executives from pledging of EnPro stock.

• Our clawback policy entitles us to recover performance-based compensation from any executive officer whose fraud or willful misconduct requires a material restatement of our financial results.

We encourage our shareholders to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

The board of directors unanimously recommends that you vote FOR the adoption of the resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement.

Proposal 3 — Ratification of PricewaterhouseCoopers LLP as our
 company’s independent registered public accounting firm for 2019

(Item 3 on the proxy card)

On February 12, 2019, the Audit Committee reappointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. The board of directors agrees with this decision. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm for periods beginning on and after January 1, 2004.

If the shareholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

The board of directors unanimously recommends that you vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.

Independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2019. We refer herein to PricewaterhouseCoopers as our “external auditors.” We understand that representatives of PricewaterhouseCoopers will be present at the annual meeting on April 29, 2019. They will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

An Audit Committee policy outlines procedures intended to ensure that it approves all audit and non-audit services prior to those services being provided to us by our external auditors. The policy requires the Audit Committee’s prior approval of a budget setting fees for all audit services to be performed during the upcoming fiscal year. It mandates the committee’s prior approval of amounts for separate non-audit and tax compliance, planning and advisory services for the year, as well as proposed services exceeding approved cost levels. The policy allows the Audit Committee to delegate approval authority to one or more of its members (except for certain internal control-related services). A copy of the approval policy is available on our website at www.enproindustries.com; click on “For Investors,” then

“Corporate Governance,” then “Committees” and then “Audit and Risk Management Committee Pre-Approval Policy.”

Before approving services proposed to be performed by the external auditors, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the external auditors may be best positioned to provide the most effective and efficient service. Factors considered include familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The Audit Committee considers these factors as a whole. No single factor is necessarily determinative. The Audit Committee approved all audit, audit-related and non-audit services that PricewaterhouseCoopers performed in 2018 and 2017 in accordance with our policy.

Fees paid to external auditors

The following table sets forth the total fees and expenses from PricewaterhouseCoopers for each of the past two years:

	2018	2017
Audit Fees	$2,342,500	$2,394,900
Audit-Related Fees(1)	37,900	60,600
Tax Fees	—	—
All Other Fees(2)	2,900	2,900
Total Fees	$2,383,300	$2,458,400

(1)Audit-Related Fees in 2018 were incurred in connection with work performed in reviewing our procedures to adopt authoritative accounting guidance on accounting for leases effective in 2019 and work in connection with a foreign pension plan certification. Audit-Related Fees in 2017 were incurred in connection with work performed in reviewing our procedures to adopt authoritative accounting guidance on revenue recognition effective in 2018. Additionally, Audit-Related Fees in 2018 and 2017 were incurred in connection with work performed in the review of compiled published financial information prepared to fulfill statutory audit requirements.

(2)All Other Fees in 2018 and 2017 consisted of a license fee for use of an online financial reporting research library.

Other matters

The board knows of no other matters that may properly be presented at the annual shareholders’ meeting. If other matters do properly come before the meeting, we will ask the persons named in the proxy to vote according to their best judgment.

Shareholder proposals

Under our bylaws, any shareholder entitled to vote at our annual shareholders’ meeting may nominate a person for election to our board of directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, our corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2020 annual shareholders’ meeting must ensure that our Secretary receives the proposal between December 31, 2019 and January 30, 2020 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from April 29, 2020). Each notice must include:

•a brief description of each proposed matter of business and the reasons for conducting that business at the annual meeting;

•the name and address of the shareholder proposing the matter, and of any other shareholders believed to be supporting the proposal;

•the number of shares of each class of our common stock that these shareholders own; and

•any material interest that these shareholders have in the proposal.

If the notice contains a nomination to the board of directors, it must also contain the following information:

•the name and address of the person or persons to be nominated;

•a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•a description of all arrangements or understandings to make the nomination between the shareholder and each nominee and any other person or persons (naming such person or persons);

•all other information regarding each nominee that would be required to be included in a proxy statement if the board had nominated the nominee; and

•the written consent of each nominee to serve as a director if elected.

In addition, we must receive any shareholder proposal intended to be included in our proxy statement for the 2020 annual shareholders’ meeting at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before November 21, 2019. Applicable rules of the SEC govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy statement and form of proxy for the 2020 annual shareholders’ meeting.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Robert S. McLean
Secretary

March 20, 2019

PLEASE VOTE YOUR SHARES BY TELEPHONE, INTERNET OR USING THE ENCLOSED PROXY CARD.

Proxy Statement and
Notice of 2019 Annual Meeting
of Shareholders

Broadridge Corporate Issuer Solutions C/O EnPro Industries, Inc. PO Box 1342 Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/28/2019 for shares held directly and by 11:59 P.M. ET on 04/24/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/28/2019 for shares held directly and by 11:59 P.M. ET on 04/24/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees

01	Stephen E. Macadam 02 Marvin A. Riley 03 Thomas M. Botts 04 Felix M. Brueck 05 B. Bernard Burns, Jr.
06	Diane C. Creel 07 Adele M. Gulfo 08 David L. Hauser 09 John Humphrey 10 Kees van der Graaf

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	On an advisory basis, to approve the compensation to our named executive officers as disclosed in the proxy statement.							☐	☐	☐

3	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

0000397367_1          R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10-K Wrap, Notice & Proxy Statement is/are available at www.proxyvote.com

ENPRO INDUSTRIES, INC.
Annual Meeting of Shareholders
April 29, 2019 5:00 pm
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen E. Macadam, J. Milton Childress II and Robert S. McLean, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of EnPro Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held at the Charlotte Marriott City Center located at 100 West Trade Street, Charlotte, NC, on Monday, April 29, 2019, at 5:00 pm or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The materials for the Annual Meeting can also be viewed at http://www.enproindustries.com/shareholder-meeting

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000397367_2          R1.0.1.18